UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SYCAMORE NETWORKS, INC.

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SYCAMORE NETWORKS, INC.

220 Mill Road

Chelmsford, Massachusetts 01824

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JANUARY 10, 2012

To the Stockholders of Sycamore Networks, Inc.:

The Annual Meeting of Stockholders of Sycamore Networks, Inc., a Delaware corporation (“Sycamore”), will be held on January 10, 2012 at 9:00 a.m., local time, at the Radisson Hotel, 10 Independence Drive, Chelmsford, Massachusetts 01824, to consider and act upon the following matters:

1.	To elect one (1) member of the Board of Directors to serve for a three-year term as a Class III Director and until his successor is elected and qualified;

2.	To ratify the selection of PricewaterhouseCoopers LLP as Sycamore’s independent registered public accounting firm for the fiscal year ending July 31, 2012;

3.	To hold an advisory vote on the compensation of Sycamore’s named executive officers;

4.	To hold an advisory vote regarding the frequency of future advisory votes on the compensation of Sycamore’s named executive officers; and

5.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Stockholders entitled to notice of and to vote at the meeting shall be determined as of November 14, 2011, the record date fixed by the Board of Directors for such purpose.

In accordance with the rules of the U.S. Securities and Exchange Commission, we are furnishing these proxy materials to you via the Internet. You can access proxy materials and vote at www.edocumentview.com/scmr. You may also vote via the Internet or by telephone by following the instructions on that website. In order to vote via the Internet or by telephone you must have a stockholder identification number which is contained in the Notice of Internet Availability of Proxy Materials mailed to you on or about November 21, 2011. You may also vote by returning a paper proxy card at any time prior to the date of the Annual Meeting. To facilitate timely delivery, all requests for paper copies of our proxy materials and proxy card must be received by December 27, 2011.

In order to assure your representation at the Annual Meeting, you are requested to complete a proxy as promptly as possible. Please reference the Notice of Internet Availability of Proxy Materials and the website referenced therein for additional information.

By Order of the Board of Directors,

Alan R. Cormier

Secretary

Chelmsford, Massachusetts

November 21, 2011

SYCAMORE NETWORKS, INC.

220 Mill Road

Chelmsford, Massachusetts 01824

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

January 10, 2012

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sycamore Networks, Inc. (hereinafter “we,” “us,” “our” or the “Company”) for use at the Annual Meeting of Stockholders to be held on January 10, 2012 (the “Annual Meeting”) at 9:00 a.m., local time, at the Radisson Hotel, 10 Independence Drive, Chelmsford, Massachusetts 01824, and any adjournments thereof. This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended July 31, 2011 (collectively, our “Proxy Materials”) were first made available to stockholders on or about November 21, 2011.

Only stockholders of record as of November 14, 2011 (the “Record Date”) will be entitled to vote at the Annual Meeting and any adjournments thereof. As of that date, 28,749,971 shares of our common stock, $0.001 par value, were outstanding and eligible to be voted. The holders of common stock are entitled to one vote per share on any proposal presented at the Annual Meeting. Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder’s right to attend the Annual Meeting and vote in person. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of a written revocation or a later executed proxy to the Secretary of the Corporation or by attending the Annual Meeting and voting in person.

This Proxy Statement relates to our fiscal year ended July 31, 2011 and, unless otherwise noted, the information contained herein is as of July 31, 2011.

Internet Availability of Proxy Materials

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”), we are furnishing our Proxy Materials to our stockholders via the Internet, rather than mailing printed copies of those materials to each stockholder. We are taking advantage of these rules to reduce the expenses of printing and delivering voting materials to our stockholders. Accordingly, each stockholder received a Notice of Internet Availability of Proxy Materials, which was mailed on or about November 21, 2011, and has the right to vote on all matters presented at the Annual Meeting.

As of the date of mailing of the Notice of Internet Availability of Proxy Materials, registered stockholders may access all of the Proxy Materials on the Internet at www.envisionreports.com/scmr. The Notice of Internet Availability of Proxy Materials provides instructions as to how you may (1) access and review the Proxy Materials on the Internet and (2) access your proxy to vote on the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper or an e-mail copy of the Proxy Materials and proxy card. Requests for paper or e-mail copies of our Proxy Materials must be received by December 27, 2011 to ensure timely delivery of the materials. Stockholders with shares registered in the name of a brokerage firm or bank may view Proxy Materials on the Internet at www.edocumentview.com/scmr. Such stockholders should consult the information provided by their bank, broker or other holder of record for information on how they may vote their shares.

VOTING SECURITIES AND VOTES REQUIRED

The representation in person or by proxy of at least a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Each share of common stock outstanding on the Record Date is entitled to one vote. For purposes of determining the presence of a quorum, abstentions and broker non-votes will be counted as present at the Annual Meeting.

A summary of the voting requirements and the recommendation of the Board of Directors for each of the proposals to be considered at the Annual Meeting is as follows:

Proposal 1: In the election of a director, the nominee receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the Annual Meeting shall be elected as a director. Abstentions and broker non-votes will have no effect on the voting outcome with respect to the proposal. The Board of Directors recommends a vote “FOR” the nominee under Proposal 1.

Proposal 2: The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting on the matter at the Annual Meeting is necessary to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2012. Abstentions and broker non-votes will have no effect upon the outcome of voting with respect to the proposal. The Board of Directors recommends a vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm under Proposal 2.

Proposal 3: The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting on the matter at the Annual Meeting is necessary to approve, on an advisory basis, the resolution approving the compensation of Sycamore’s named executive officers as disclosed in this Proxy Statement. Abstentions and broker non-votes will have no effect upon the outcome of voting with respect to the proposal. The Board of Directors recommends a vote “FOR” the approval of the compensation of Sycamore’s named executive officers under Proposal 3.

Proposal 4: The selection of the frequency with which the Company solicits stockholder approval for an advisory vote on the compensation of Sycamore’s named executive officers that receives the most votes will be considered the preference of stockholders. The Board of Directors recommends a vote of every “THREE YEARS” for the frequency of future advisory votes on executive compensation under Proposal 4.

The persons named as proxies are officers of the Company. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted in accordance with the instructions contained therein, and if no choice is specified, the persons named as proxies will vote as follows:

•	“FOR” the election of the director nominee (and any substitute nominee selected by the Board of Directors if the present nominee should withdraw),

•	“FOR” Proposal 2,

•	“FOR” Proposal 3, and

•	every “THREE YEARS” for Proposal 4.

Our Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as proxies.

Voting Shares Registered Directly in the Name of the Stockholder

Stockholders with shares registered directly in their name in stock records maintained by our transfer agent, Computershare Trust Company, N.A., have received a Notice of Internet Availability of Proxy Materials in the

mail. By following the instructions on the website indicated on the Notice of Internet Availability of Proxy Materials, stockholders may vote their shares (1) via the Internet, (2) by making a toll-free telephone call from the U.S. and Canada to Computershare, (3) by mailing a signed proxy card if one was requested prior to December 27, 2011, or (4) by voting in person at the Annual Meeting. Specific voting instructions are set forth on the website referenced in the Notice of Internet Availability of Proxy Materials. Votes submitted via the Internet or by telephone through Computershare must be received by 12:00 a.m. on January 10, 2012.

Voting Shares Registered in the Name of a Brokerage Firm or Bank

Stockholders with shares registered in the name of a brokerage firm or bank should consult the information provided by their bank, broker or other holder of record for information on how they may vote their shares.

Revocation of Proxies Previously Submitted

To revoke a proxy previously submitted electronically via the Internet or by telephone, a stockholder may simply vote again at a later date, using the same procedures, in which case the later submitted vote will be recorded and the earlier vote revoked. A stockholder may revoke a proxy previously submitted by mail by notifying our Corporate Secretary in writing that the proxy has been revoked or by voting in person at the Annual Meeting.

Delivery of Notices of Internet Availability of Proxy Materials to Households

The rules promulgated by the Commission permit companies, brokers, banks or other intermediaries to deliver a single copy of our Notice of Internet Availability of Proxy Materials to households at which two or more stockholders reside (“Householding”). Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to Householding, either affirmatively or implicitly by not objecting to Householding, received only one copy of our Notice of Internet Availability of Proxy Materials. A stockholder who wishes to participate in Householding in the future must contact his or her broker, bank or other intermediary directly to make such request. Alternatively, a stockholder who wishes to revoke his or her consent to Householding and receive separate Notices of Internet Availability of Proxy Materials for each stockholder sharing the same address must contact his or her broker, bank or other intermediary to revoke such consent. Stockholders may also obtain a separate Notice of Internet Availability of Proxy Materials or may receive a printed or an e-mail copy of the annual report and/or proxy statement without charge by sending a written request to Sycamore Networks, Inc., 220 Mill Road, Chelmsford, Massachusetts 01824, Attention: Investor Relations, or by calling us at (978) 250-2900. We will promptly deliver a Notice of Internet Availability of Proxy Materials, annual report and/or proxy statement upon request. Householding does not apply to stockholders with shares registered directly in their name.

Expenses and Solicitation

The cost of soliciting proxies will be borne by us. Proxies may be solicited by certain of our directors, officers and regular employees, without additional compensation, in person or by telephone or facsimile. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

In accordance with our Amended and Restated Certificate of Incorporation, our Board of Directors (the “Board”) is divided into three classes, each of whose members serve for a staggered three-year term. Upon the expiration of the term of a class of directors, the nominees or directors in such class will be elected for three-year terms at the annual meeting of stockholders related to the fiscal year in which such term expires.

The term for our current Class III Director, Daniel E. Smith, will expire at this Annual Meeting. Mr. Smith has been nominated for election by the Board upon the recommendation of the Nominating Committee and has indicated his willingness to serve, if elected. However, if Mr. Smith should be unable or unwilling to serve, the proxies will be voted for a substitute nominee designated by the Board or for fixing the number of directors at a lesser number. If elected, Mr. Smith will hold office until the annual meeting of stockholders related to the fiscal year ended July 31, 2014 and until his successor is elected and qualified.

The following table sets forth for each nominee to be elected at the Annual Meeting and for each director whose term of office will extend beyond the Annual Meeting, the year each such nominee or director was first elected a director, the age of each nominee or director, the positions currently held by each nominee or director, the annual meeting of stockholders at which each nominee’s or director’s current term will expire, and the class of director of each nominee or director.

Nominee or Director’s Name and Year Nominee or Director First Became a Director	Age	Position(s) Held	Annual Meeting for the fiscal year at which Term Expires	Class of Director
Gururaj Deshpande (1998)	60	Chairman of the Board of Directors	2013	II
Daniel E. Smith (1998)	62	President, Chief Executive Officer and Director	2011	III
Robert E. Donahue (2007)	63	Director	2012	I
Craig R. Benson (2007)	57	Director	2013	II
John W. Gerdelman (1999)	59	Director	2012	I

Business Experience of Nominees

The Nominee to serve for a three-year term as a Class III Director and until his successor is elected and qualified is:

Daniel E. Smith has served as our President and Chief Executive Officer and as a member of our Board since October 1998. From June 1997 to July 1998, Mr. Smith was Executive Vice President and General Manager of the Core Switching Division of Ascend Communications, Inc., a provider of wide area network switches and access data networking equipment. Mr. Smith was also a member of the board of directors of Ascend during that time. From April 1992 to June 1997, Mr. Smith served as President and Chief Executive Officer and as a member of the board of directors of Cascade Communications Corp., a provider of wide area network switches.

Individual Qualifications: We believe that Mr. Smith’s strong executive and financial management skills, combined with the deep understanding of our business and products he has acquired during his 13 years of service as President and Chief Executive Officer of Sycamore, make him an invaluable member of our Board.

Business Experience of Other Directors

Gururaj Deshpande co-founded the Company and has served as the Company’s Chairman of the Board since its inception in February 1998. In August 2007, Dr. Deshpande resigned as an employee of the Company, but he continues to serve as Chairman of the Board. Dr. Deshpande served as the Company’s Treasurer and Secretary from February 1998 to June 1999 and as the Company’s President from February 1998 to October 1998. Before co-founding the Company, Dr. Deshpande co-founded Cascade Communications Corp., a provider of wide area network switches. From October 1990 to April 1992, Dr. Deshpande served as President of Cascade and, from April 1992 to June 1997, he served as Cascade’s Executive Vice President of Marketing and Customer Service. Dr. Deshpande was a member of the board of directors of Cascade since its inception and was chairman of the board of directors of Cascade from 1996 to 1997. Dr. Deshpande also served on the board of directors of Airvana, Inc., a provider of network infrastructure products used by wireless carriers, from May 2000 to April 2010, and currently serves as chairman of the board of directors of A123Systems, Inc., a supplier of high-power lithium ion batteries.

Individual Qualifications: We believe that Dr. Deshpande’s long history with the Company, his vast experience as an entrepreneur, his exceptional understanding of technology within the communications industry, and his experience in management and on the board of directors of other companies make him particularly well-suited to be our Chairman of the Board.

Craig R. Benson has served as a director of the Company since October 2007. From January 2005 to the present, Mr. Benson has served as Chief Executive Officer of Anseri Corporation, a private company that provides wireless networking and communication products and solutions. Mr. Benson also served as Chief Executive Officer of SoftDraw Investments LLC, a private investment firm, and also taught at Babson College during that period. From January 2003 through January 2005, Mr. Benson was Governor of the State of New Hampshire. From 1999 through 2002, Mr. Benson campaigned for Governor of New Hampshire, served as Chief Executive Officer of SoftDraw Investments LLC, and taught at Babson College. In 1983, Mr. Benson co-founded Cabletron Systems, Inc., a leading provider of networking solutions, and thereafter served as Chairman and Chief Executive Officer of that company until 1997 and again from 1998 to 1999.

Individual Qualifications: We believe Mr. Benson’s qualifications to sit on our Board include his years of executive leadership at a large networking company, the leadership roles he has held in management and on the boards of other high technology companies, as well as his significant prior experience in the political and academic arenas.

Robert E. Donahue has served as a director of the Company since July 2007. From November 2007 to August 2010, Mr. Donahue served as a member of the board of directors of Cybersource Corporation, a leading provider of electronic payment and risk management solutions. From August 2004 to November 2007, Mr. Donahue served as the President and Chief Executive Officer of Authorize.Net Holdings, Inc., a leading transaction processing company, before it was acquired by Cybersource Corporation in November 2007. Mr. Donahue also served as a member of Authorize.Net’s board of directors from January 2004 until November 2007. From October 2004 to June 2005, Mr. Donahue was a member of the board of directors of Concord Communications, Inc., a provider of automating technology management for Internet infrastructure. From November 2003 to January 2004, Mr. Donahue provided financial consulting services to KO Instruments, Inc., an electronic instruments manufacturer. From November 2002 until November 2003, Mr. Donahue was Vice President and General Manager, Americas After Market Solutions at Celestica, Inc., an electronics manufacturing services provider. Prior to that, Mr. Donahue held a variety of senior management positions at Manufacturers Services, Ltd., an electronics manufacturing services company, from 1997 to 2002.

Individual Qualifications: Mr. Donahue’s years of executive leadership and management experience in the high technology industry, his service on other public company boards, and his experience with mature and emerging technology companies have positioned him well to serve on our Board.

John W. Gerdelman has served as a director since September 1999. From March 2010 to June 2011, Mr. Gerdelman served as the president of Long Lines Limited, an innovative telecommunications provider serving business and residential customers in Northwest Iowa, and he continues to serve as a director of that company. From January 2004 to April 2010, Mr. Gerdelman was the Executive Chairman of Intelliden Corporation, a provider of network management software solutions, before it was acquired by IBM. From April 2002 through December 2003, Mr. Gerdelman was the Chief Executive Officer for Metromedia Fiber Networks during its bankruptcy reorganization. From January 2000 through March 2002, Mr. Gerdelman worked with several new ventures as Managing Member of Mortonsgroup, LLC. From April 1999 through December 1999, Mr. Gerdelman was President and Chief Executive Officer of USA.Net Inc. Previously, Mr. Gerdelman had served as an Executive Vice President at MCI Corporation. Mr. Gerdelman also served on the board of directors of Proxim Wireless Corp., a broadband municipal network provider, from June 2004 to April 2010, and currently serves on the board of directors of Brocade Communications Systems, Inc., a storage area network company, and Owens and Minor, Inc., a leading distributor of medical and surgical supplies.

Individual Qualifications: Mr. Gerdelman’s years of executive leadership and management experience in the high technology industry, his experience in the finance and accounting fields, his service on other public company boards and committees, and his more than 12 years of service as a director of Sycamore make him an invaluable member of our Board.

There are no family relationships among any of our directors, nominees or executive officers. None of the corporations or other organizations referred to above with which a director or nominee has been employed or otherwise associated is a parent, subsidiary or other affiliate of the Company.

Corporate Governance

Our corporate governance practices represent our firm commitment to corporate ethics, compliance with laws, financial transparency and reporting with objectivity and integrity. The Board has adopted Corporate Governance Guidelines, which include the charters of the Board’s standing committees and our Business Code of Ethics. The Corporate Governance Guidelines address, among other things, the composition and functions of the Board, director independence, Board committees, and selection of new directors. The Corporate Governance Guidelines are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices.

Business Code of Ethics

We have a Business Code of Ethics, which is applicable to all of our directors, officers, employees and contractors. If we amend or waive the Business Code of Ethics with respect to a director or executive officer, we will make public disclosure of the amendment or waiver no later than four business days following such event by either posting the occurrence on our website or by filing a Current Report on Form 8-K (or other available document) with the SEC.

The Governance Guidelines, including the committee charters and the Business Code of Ethics, are available in the Investor Relations section (under Corporate Governance) of our website at www.sycamorenet.com. Copies are also available in print to stockholders upon request, addressed to Sycamore Networks, Inc., Attn: Corporate Secretary, 220 Mill Road, Chelmsford, Massachusetts 01824.

Director Independence

The Board affirmatively determined that none of the following directors or nominees has a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and that each is independent under the standards set by the Board and the listing standards of NASDAQ and applicable laws and regulations: Robert E. Donahue, Craig R. Benson and John W. Gerdelman. Furthermore, the Board determined that none of the members of any of the committees of the Board has a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), including in the case of the members of the Audit Committee, the heightened independence standard required for such committee members set forth in the applicable SEC rules. In determining independence, the Board has been and will be guided by the definitions of “independent director” in the listing standards of NASDAQ and applicable laws and regulations.

Board Leadership Structure

The Board does not have a formal policy on whether the roles of Chief Executive Officer and Chairman should be separate. Presently, the two positions are separate, a structure the Company has maintained since 1998. The Board believes that separating the roles of Chairman and Chief Executive Officer allows our Chief Executive Officer to focus on the Company’s day-to-day business while allowing our Chairman to lead the Board in oversight responsibilities. The Board does not have a lead independent director; however, at the conclusion of regularly scheduled Board meetings, the independent directors have the opportunity to and regularly meet outside the presence of management. In addition, only independent directors serve on the Audit Committee, Compensation Committee and Nominating Committee. The Board retains the authority to modify this structure to best address the Company’s particular circumstances, and to advance the best interests of the Company’s stockholders, as and when it deems appropriate.

Stockholder Communications with Directors

The Board has established a process to receive communications from stockholders. Stockholders may contact any member (or all members) of the Board by mail. To communicate with the Board, any individual director or any group or committee, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at Sycamore Networks, Inc., 220 Mill Road, Chelmsford, Massachusetts 01824.

All communications received as set forth in the preceding paragraph will be opened by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee, the Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

In addition, although we do not have a policy requiring director attendance at annual meetings, each of our directors is invited and encouraged to attend the Annual Meeting. One of our directors was in attendance at the 2010 Annual Meeting.

Board of Directors and Committees

During fiscal 2011, the Board held 11 meetings. Each director attended 75% or more of the aggregate meetings of the Board and committees held during the period for which he was a director or committee member, except for Mr. Benson, who attended 67% of the meetings of the Compensation Committee.

The Board currently has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating Committee. In addition to the standing committees, there may, from time to time, be occasions on which the Board may form a new committee or disband a current committee depending on the circumstances. The Board has determined that all of the current and former members of each of the Board’s three standing committees are independent as defined by the applicable listing requirements of NASDAQ. The members of the standing committees as of July 31, 2011 are identified in the following table:

Name of Director	Audit Committee	Compensation Committee	Nominating Committee
Gururaj Deshpande
Daniel E. Smith
Robert E. Donahue	Chair	X	X
Craig R. Benson	X	X
John W. Gerdelman	X	Chair	Chair

Audit Committee

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, reviews the professional services provided by our independent registered public accounting firm, the independence of such independent registered public accounting firm from management and our annual and quarterly financial statements. The Audit Committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. Mr. Gerdelman currently serves as the Financial Expert of the Audit Committee, as defined by rules of the Commission enacted under Section 407 of the Sarbanes-Oxley Act of 2002, and the Board has determined that Mr. Gerdelman is independent, as further discussed under “Director Independence” earlier in this Proxy Statement. During fiscal 2011, the Audit Committee held seven meetings. The Audit Committee is governed by a charter, a current copy of which is available in the Investor Relations section (under Corporate Governance) of our website at www.sycamorenet.com. A copy of the charter is also available in print to stockholders upon request, addressed to Sycamore Networks, Inc., Attn: Corporate Secretary, 220 Mill Road, Chelmsford, Massachusetts 01824. For additional information concerning the Audit Committee, see “Report of the Audit Committee” later in this Proxy Statement.

Compensation Committee

The Compensation Committee is responsible for reviewing the compensation for our executive officers, approving salary and bonus levels for these individuals as well as all equity compensation awards under our stock plans. The objectives of the Compensation Committee are to ensure that executive officer compensation correlates with our business objectives and financial performance, and to enable us to attract, retain and reward executive officers who contribute to our long-term success. The Compensation Committee seeks to compensate executives in a manner consistent with our short-term and long-term performance goals and to recognize individual initiative and achievement among executive officers. The Compensation Committee is also responsible for administering our equity incentive plans and for reviewing and approving all equity compensation awards under those plans. The Compensation Committee has the authority to select, retain and terminate any compensation consultant the Committee may use to assist in the evaluation of executive officer and director compensation. Although the Compensation Committee may consider the recommendations of our Chief Executive Officer and other executive officers in determining executive compensation, the Committee retains overall responsibility for the compensation of our executive officers. During fiscal 2011, the Compensation Committee held 12 meetings. For additional information concerning the Compensation Committee, see the

“Compensation Committee Report” and the “Compensation Discussion and Analysis” later in this Proxy Statement. The Compensation Committee is governed by a charter, a current copy of which is available in the Investor Relations section (under Corporate Governance) of our website at www.sycamorenet.com. A copy of the charter is also available in print to stockholders upon request, addressed to Sycamore Networks, Inc., Attn: Corporate Secretary, 220 Mill Road, Chelmsford, Massachusetts 01824.

Nominating Committee

The functions of the Nominating Committee include the following:

•	identifying and recommending to the Board individuals qualified to serve as directors;

•	recommending to the Board directors to serve on committees of the Board; and

•	advising the Board with respect to matters of Board composition and procedures.

The Nominating Committee is governed by a charter, a current copy of which is available in the Investor Relations section (under Corporate Governance) of our website at www.sycamorenet.com. A copy of the charter is also available in print to stockholders upon request, addressed to Sycamore Networks, Inc., Attn: Corporate Secretary, 220 Mill Road, Chelmsford, Massachusetts 01824.

In fiscal 2011, the Nominating Committee held five meetings.

The Nominating Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	the name and address of the stockholder as they appear on the Company’s books;

•	the class and number of shares of the Company beneficially owned by the stockholder;

•	the name, age, business address of the nominee and, if known, the residence address of the nominee;

•	the principal occupation or employment of the nominee;

•	the number of shares of the Company beneficially owned by the nominee;

•	the candidate’s resume or a listing of his or her qualifications to be a director; and

•

any other information concerning the nominee that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including the person’s consent to be named as a director if selected by the Nominating Committee and nominated by the Board.

In accordance with our Amended and Restated By-Laws, the stockholder recommendation and information described above must be delivered to, or mailed and received by, the Corporate Secretary not less than 70 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. The Nominating Committee did not receive any stockholder nominee recommendations for the 2011 Annual Meeting.

The Nominating Committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of our business and affairs and have a record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Nominating Committee examines a candidate’s specific knowledge, experience and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The

Nominating Committee seeks individuals with a variety of occupational and personal backgrounds to enhance the diversity of the Board in such areas as skill, expertise, experience and viewpoints and to ensure the Board benefits from a range of perspectives.

The Nominating Committee may use any number of methods to identify potential nominees, including personal, management and industry contacts, recruiting firms and, as described above, candidates recommended by stockholders. The Nominating Committee did not engage any third party recruiting firms to identify nominees in fiscal 2011.

Once a person has been identified by the Nominating Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee would contact the person. Generally, if the person expressed a willingness to be considered and to serve on the Board, the Nominating Committee would request information from the candidate, review the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conduct one or more interviews with the candidate. In certain instances, Committee members may conduct background checks, may contact one or more references provided by the candidate, may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments, and may seek management input on the candidate. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Risk Oversight by the Board

Our Board plays an active role, as a whole and also at the Committee level, in overseeing management of our risks. The Board regularly reviews the Company’s business strategy, our competitive positioning, potential mergers and acquisitions, and the Company’s technology and market direction. The Board also reviews information regarding the Company’s actual and planned financial position and operational performance, as well as the risks associated with each. Our Compensation Committee is responsible for overseeing management of risks relating to our executive compensation plans and the Company’s equity award and other compensation plans, and determining that these plans do not incentivize executives and employees to take on an inappropriate level of risk. The Audit Committee oversees our financial reporting process and our systems of internal controls and reviews with management our major financial risk exposures and the steps taken to control such exposures. The Nominating Committee manages risks associated with the independence of our Board and potential conflicts of interests. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. Management also makes periodic presentations to the Board and/or committees (as circumstances warrant) regarding all types of material risks facing the Company. At these meetings, the Board discusses and reviews these risks and determines what, if any, new actions should be taken to mitigate these risks.

Recommendation of the Board of Directors

The Board unanimously recommends a vote “FOR” the election of the nominee listed above.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Board has selected PricewaterhouseCoopers LLP as its independent registered public accounting firm to audit our financial statements for the fiscal year ending July 31, 2012. PricewaterhouseCoopers LLP has acted as the Company’s independent registered public accounting firm since the Company’s inception. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions. If the stockholders do not ratify the Board’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2012, the Board will reconsider the matter at its next meeting.

Principal Accountant Fees and Services

The following is a summary of the fees billed to us by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended July 31, 2011 and July 31, 2010:

Fee Category	Fiscal 2011 Fees	Fiscal 2010 Fees
Audit Fees	$601,300	$617,772
Audit-Related Fees	1,800	21,500
Tax Fees	145,253	188,600

Total Fees	$748,353	$827,872

Audit Fees. Consists of fees billed for professional services rendered for the integrated audit of our financial statements and of our internal control over financial reporting for the fiscal years ended July 31, 2011 and July 31, 2010, and for reviews of the interim financial statements included in our quarterly reports on Form 10-Q.

Audit-Related Fees. Consists of fees billed for professional services rendered for audit-related services including consultations on other financial accounting and reporting related matters.

Tax Fees. Consists of fees billed for professional services relating to tax compliance and other tax services including tax planning and advisory services for the fiscal years ended July 31, 2011 and July 31, 2010.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by our independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. All of the estimates for audit, audit-related fees and tax fees for fiscal 2011 and 2010 were pre-approved.

Recommendation of the Board of Directors

The Board recommends a vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

PROPOSAL NO. 3

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which was recently amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are asking our stockholders to approve an advisory resolution on the Company’s compensation paid to our named executive officers as reported in this Proxy Statement. This Proposal, commonly known as a “say-on-pay” proposal, provides our stockholders with the opportunity to express their views on our named executive officers’ compensation. This advisory resolution is not intended to address any specific item of compensation or the compensation of any specific named executive officer, but rather the overall compensation of all of our named executive officers and the executive compensation philosophy, policies and practices described in this Proxy Statement.

The say-on-pay vote is advisory, and therefore is not binding on the Company, the Compensation Committee or the Board of Directors. The say-on-pay vote will, however, provide information to us regarding stockholder sentiment about our executive compensation philosophy and practices, which the Compensation Committee will be able to consider when determining executive compensation in future years. Our Board of Directors and Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any action is necessary to address those concerns.

As described below in the Compensation Discussion and Analysis section of this Proxy Statement (the “CD&A”), the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	to focus the activities and energies of executive officers on the achievement of our short-term and long-term objectives;

•	to attract and retain executive officers who possess the skills, knowledge and experience required to effectively manage the Company;

•	to permit us to be competitive in the industry in which we operate;

•	to motivate executive officers to achieve our business objectives; and

•	to provide compensation packages that align the interests of executive officers with the long-term interests of stockholders.

With these core principles in mind, the Compensation Committee has taken the following actions, including:

•

deciding to maintain the base salaries for our named executive officers at prior year levels in each of fiscal 2010 and 2011, which is consistent with our various efforts to control costs in recent years, including the implementation of Company-wide salary freezes for all of our employees in fiscal 2010 and all of our U.S.-based employees in fiscal 2011.

•	maintaining target bonus amounts for our named executive officers at prior year levels in each of fiscal 2010 and 2011; and

•

granting stock options to certain of our named executive officers in fiscal 2011 as part of a broad-based grant to our employees, which represented the first equity awards granted to our named executive officers since the first half of fiscal 2008 and will only deliver value to our named executive officers if our shares appreciate in value following the date of grant.

As described in more detail in the CD&A, we believe that our compensation program for our named executive officers was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we are asking for stockholder approval of the following resolution at our Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the accompanying compensation tables, narrative discussion, and the other related disclosure in the Proxy Statement.”

Recommendation of the Board of Directors

For the foregoing reasons, the Board unanimously recommends a vote “FOR” the advisory vote approving the Company’s named executive officer compensation.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the recent amendments to the Exchange Act noted above, we are also asking stockholders to vote, on a non-binding advisory basis, on how frequently they would like to hold future advisory votes on our named executive officer compensation (a “say-on-frequency” vote). By voting on this Proposal, stockholders may indicate whether they would prefer future advisory votes on our named executive officer compensation every one, two or three years.

After careful consideration of the frequency alternatives, the Board recommends that future advisory votes on our named executive officer compensation occur every three years. We believe that this frequency is appropriate for a number of reasons, including the following:

•

A three-year vote cycle avoids over-emphasis on short-term variations in performance. The Board believes that an advisory vote on named executive officer compensation every three years will allow stockholders to make a more meaningful assessment of our named executive compensation officer program and to provide better, more balanced feedback, while avoiding over-emphasis on short-term variations (either positive or negative) in our financial results, business performance and named executive officer compensation. We believe that an annual advisory vote could lead to a short-term perspective that may not lend itself to a balanced evaluation of our executive compensation program and its design, as well as to the long-term value creation objectives of the Company and its stockholders. A three-year vote cycle should allow our stockholders the appropriate opportunity to evaluate the effectiveness of both our short-term and long-term executive compensation strategies and our Company’s performance over that same period.

•

A three-year vote cycle is more consistent with the long-term incentives in our named executive officer compensation program. As described in the CD&A below, one of the key objectives of our executive compensation program is to ensure that management’s interests are aligned with our stockholder’s interests to support long-term value creation. Accordingly, we grant long-term equity awards with multi-year vesting periods to encourage our executives to focus on long-term performance. Specifically, our equity awards typically vest over a period of three years (five years in the case of new-hire grants), and may be granted at different times in a given year (if it all) depending on a variety of factors. The Board believes a vote every three years is more consistent with the vesting schedules for our equity awards and aligns more closely with the Company’s focus on long-term performance as an important component of our executive compensation program.

•

A three-year vote cycle provides the Company with sufficient time to respond in the event stockholders do not approve our named executive officer compensation. We believe an advisory vote every three years would give the Board sufficient time to consider the results of the vote and, if necessary, to implement appropriate changes to our executive compensation practices and procedures. Further, because the advisory vote on executive compensation occurs after we have already implemented our executive compensation program for the current year, and because the different elements of compensation as described in the CD&A below are designed to operate together as part of a total compensation program (elements of which may be established at different times in a given fiscal year), we believe it may not be feasible to fully address and respond to any one year’s advisory vote on executive compensation by the time of the next year’s annual meeting of stockholders or to assess the results of any actions implemented as a result of the vote.

•

A three-year vote cycle provides the Company with flexibility in the event circumstances change. Although we believe that a triennial vote is most appropriate for our stockholders at this time given the current design of our compensation program and the fact that our compensation program has not changed materially from year to year, we will periodically reassess that view and can provide for an advisory vote on executive compensation on a more frequent basis if significant changes occur or other circumstances suggest that such a vote would be appropriate.

Stockholders may cast their vote on their preferred voting frequency by choosing the option of one year, two years or three years, or abstain from voting when voting on the following resolution at the Annual Meeting:

“RESOLVED, that the option of once every one year, two years or three years that receives the highest number of votes cast for this resolution will be considered, on an advisory basis, to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation of its named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the accompanying compensation tables, narrative discussion, and the other related disclosure in the Proxy Statement.”

As indicated above, the Board will consider the outcome of the vote when making future decisions on the frequency of advisory votes on named executive officer compensation. However, as an advisory vote, the vote on this proposal is not binding upon us, and the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on named executive officer compensation upon a different schedule than the alternative selected by our stockholders.

Recommendation of the Board of Directors

For the foregoing reasons, the Board unanimously recommends a vote of every “THREE YEARS” for the frequency of stockholders’ future advisory votes on our named executive officer compensation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis (“CD&A”) summarizes our philosophy and objectives regarding the compensation of our named executive officers, including how we determine the elements and amounts of compensation for these executive officers. Our Compensation Committee of the Board (the “Compensation Committee” or “Committee”) is responsible for determining, establishing and approving each element of compensation, including salary and all bonus, incentive, equity and other compensation for our named executive officers. Our Compensation Committee acts under a written charter that was adopted by the Board, which sets forth its responsibilities and duties, as well as requirements for the Committee’s composition and meetings. A copy of the charter is available in the Investor Relations section (under Corporate Governance) of our corporate web site at www.sycamorenet.com.

For purposes of this Proxy Statement, the term “named executive officer” refers to all individuals who were serving or have served as our Chief Executive Officer and Chief Financial Officer during fiscal 2011, as well as those executive officers who are required to be listed in the Summary Compensation Table later in this Proxy Statement. For fiscal 2011, our named executive officers were:

•	Daniel E. Smith, President and Chief Executive Officer

•	Paul F. Brauneis, Vice President of Finance and Administration, Chief Financial Officer and Treasurer

•	Kevin J. Oye, Vice President, Systems and Technology

•	John B. Scully, Vice President, Worldwide Sales and Support

•	Alan R. Cormier, General Counsel and Secretary

The discussion and analysis that follows should be read in conjunction with our tabular disclosures for the year ended July 31, 2011 and the “Compensation Committee Report” later in this Proxy Statement.

Philosophy and Objectives

Sycamore operates in the highly competitive and rapidly changing telecommunications industry. Our compensation program for named executive officers is designed to focus the activities and energies of our executive officers on the achievement of our short-term and long-term objectives and to attract and retain executive officers who possess the skills, knowledge and experience required to effectively manage the Company. We seek to attract, retain and motivate executive officers through a total compensation package that consists primarily of (i) base salary, (ii) annual variable cash incentive arrangements, and (iii) long-term, equity-based incentives. Additional components of our compensation program for named executive officers include participation in benefit plans that are generally available to all employees, severance provisions and change in control benefits.

Our executive compensation determinations are based on a review and consideration of many factors including the challenges associated with operating in our industry, our financial and strategic performance over the past year, our expectations for the current year, historical practice and the compensation practices of companies in our industry. Each of these factors is weighed to determine whether our compensation structure: (a) is competitive in the industry; (b) motivates executive officers to achieve our business objectives; and (c) sufficiently aligns the interests of executive officers with the long-term interests of stockholders. Our goal is to set executive officer total compensation at levels that are generally comparable to the market data, consistent with our goals, and appropriate in light of the executive’s experience level and expected contribution. We generally target total compensation for executive officers at or above the median of the market data from comparable companies, however, this target is only a guideline and may be varied in practice based on a number of factors such as the individual performance of the executive, our actual financial performance during the year, intensity of competition, the experience level, responsibilities and expected future contribution of the executive, and the importance of each position to the Company. Current Company strategy and general economic and business conditions affecting the Company and the market for executives are also considered. We typically do not rely upon rigid, pre-determined formulas or benchmarks for determining executive compensation and may consider any factor or combination of factors that we deem pertinent to our executive compensation decisions.

The Impact of Economic and Business Conditions on Fiscal 2011 Compensation

The global economic crisis and its impact on the telecommunications industry that commenced in the first half of our fiscal 2009 and continued into our fiscal 2010 resulted in significant economic uncertainty for our business. As a result of this uncertainty, we responded with certain initiatives and Company-wide actions intended to ameliorate the effects of the downturn and preserve our financial position. These actions included the implementation of a Company-wide salary freeze for all of our employees, including our named executive officers, and maintenance of all annual target bonuses at prior year levels. These adverse economic and business conditions generally persisted throughout our fiscal 2010 and into our fiscal 2011. As a result, management decided to extend the freeze on base salaries and target bonuses for all of our U.S.-based employees for fiscal 2011. Consistent with that decision, our Compensation Committee decided not to increase the base salaries or target bonus amounts for our named executive officers in either of fiscal 2010 or fiscal 2011. During the third quarter of fiscal 2011, the Committee did grant stock options to most of our named executive officers in conjunction with a broad-based grant to our employees. The fiscal 2011 stock option grants represent the first equity award grants to our named executive officers since the first half of fiscal 2008.

Process for Determining Executive Compensation

In a typical year, our Chief Executive Officer, Mr. Smith, considers the compensation of executives in similar positions in our peer group and other comparable companies using, among other things, market surveys which generally report a range for each position, proxy statements filed by comparable companies, and other available market data and analysis. Mr. Smith then provides recommendations to the Committee for adjustment or maintenance of salary, bonus and equity levels for each individual executive officer, excluding himself, based on a qualitative and quantitative review of the competitive data, as well as consideration of other factors such as the executive’s individual performance and experience level, the scope and difficulty of the executive’s role, the Company’s financial performance during the prior fiscal year, and market conditions the Company expects to face in the current fiscal year. The Committee then carefully analyzes this information in light of its own current experience, access to compensation information and experience at other companies and on other boards. The Committee typically considers these factors, as well as any other factors it deems relevant to our executive compensation determinations, and sets the compensation for our executive officers.

In a given year, the Committee, in addition to considering the recommendations of Mr. Smith, may periodically consult with other members of senior management regarding particular aspects of executive compensation or for the purpose of gathering information. The Committee may also consult with our Chief Financial Officer and General Counsel in evaluating the financial, accounting, tax and legal implications of our various compensation programs, including programs applicable to our named executive officers. Except in the case of Mr. Smith, who typically participates in meetings at which the compensation of our executive officers is discussed, our executive officers do not attend or otherwise participate in Committee meetings concerning their compensation. With respect to the Chief Executive Officer, the Committee may discuss Mr. Smith’s compensation package with him, but all decisions regarding his compensation are made by the Committee in executive session, without Mr. Smith present.

Although the cash components of compensation for our executive officers are typically determined at the beginning of each fiscal year, the Committee may, at any time, review one or more components as necessary or appropriate to address changes in the market for executive services or special circumstances affecting the Company. Equity awards to our existing executive officers are usually granted in conjunction with broad-based grants to all our employees, the timing of which, to the extent they occur at all, may vary from year to year depending on a number of factors. For additional information regarding the timing of grants of equity incentives to our executive officers, see “Equity-Based Incentives” in this CD&A.

Process for Determining Executive Compensation for Fiscal 2011. As a result of the business conditions and economic uncertainties noted above, our process for evaluating and determining compensation for executive officers has been more abbreviated in recent years. Specifically, in each of fiscal 2010 and 2011, the Committee decided to freeze the target cash compensation for our executive officers at prior year levels, which was consistent with management’s decision to take similar action with respect to compensation for the Company’s employees in general. As a result of this decision, neither Mr. Smith nor the Committee considered any competitive compensation data in determining the cash components of compensation for our named executive officers in fiscal 2010 or 2011. During the second half of fiscal 2011, the Committee did retain an independent compensation consultant for the limited purpose of evaluating proposed equity grants to our named executive officers, which is discussed in greater detail below. Our process for determining executive compensation otherwise remained unchanged from prior years.

Role of Compensation Consultants

In performing its duties, the Committee may obtain input, as it deems necessary, from outside professional consulting firms. In recent years, the Committee has used Radford Surveys+Consulting (“Radford”) to provide a competitive review and assessment of our executive compensation program. Radford has occasionally provided advice to management and the Committee regarding other compensation matters over the years, but did not provide any such services to the Company in fiscal 2011. Radford reports directly to the Committee rather than to management, although Radford may communicate with members of senior management from time to time for the purpose of gathering information at the direction of the Committee. Radford utilizes its own methodology to assess our executive compensation program, which includes making recommendations on adjustments to our peer group of comparable companies, gathering data from various Radford/AON benchmark compensation surveys, and reviewing proxy filings and other publicly available information to assess the base salary, bonus and equity components of our executive compensation. The Committee typically takes Radford’s analysis, as well as the recommendations of Mr. Smith, into account when determining the compensation for our executive officers.

As a result of the Committee’s decision in early fiscal 2011 to maintain the cash components of our executive compensation at their prior year levels, the Committee determined that there was no need at that time to engage Radford to provide analysis or review of our executive compensation for fiscal 2011. During the third quarter of fiscal 2011, the Committee concluded that it would be appropriate to engage Radford to evaluate proposed equity grants to our named executive officers in connection with a broad-based grant to our employees.

In performing its review, Radford utilized a mix of peer group and market survey data to provide a competitive framework for the proposed grants. Given that it had been several years since the Committee last consulted any competitive data to assist it in determining executive compensation, the Committee also asked Radford to re-evaluate our peer group of comparable companies as part of its analysis. The Committee, with the assistance of our independent compensation consultant, typically approves our peer group companies based on consideration of a number of factors, including whether the companies are in comparable businesses, and whether they are appropriate in size as measured by market capitalization, revenue and employee headcount. As a result of the Committee’s review, and based in part on Radford’s recommendation, the Committee decided to eliminate several of the larger companies (i.e., ADTRAN, Ciena, Oclaro and Oplink) from our peer group in favor of several smaller companies (i.e., BigBand Networks, EMS Technologies, Network Equipment Technologies and Opnext). Accordingly, the Committee approved use of the following peer group for analysis of the proposed equity grants to our named executive officers:

• Applied Micro Circuits Corp. • BigBand Networks, Inc. • Communications Systems, Inc. • EMS Technologies, Inc. • Extreme Networks, Inc. • Harmonic, Inc. • NetLogic Microsystems, Inc.	• Network Equipment Technologies, Inc. • Opnext • Sonus Networks, Inc. • Symmetricom, Inc. • Westell Technologies, Inc. • XETA Technologies, Inc. • Zhone Technologies, Inc.

Radford also compiled data from a survey group of companies reflecting a broader group of technology companies employing the appropriate revenue, industry and executive role characteristics. Radford then prepared a report for the Committee reflecting the survey and peer group data for our named executive officer positions. In those cases where Radford lacked sufficient data points to make a meaningful comparison for a particular executive officer position, Radford relied primarily on the survey data to provide a meaningful comparison. Radford’s analysis reflected proposed equity compensation for the 25th, 50th and 75th percentile of the applicable benchmark group. As discussed below under “Equity-Based Incentives,” Mr. Smith and the Committee considered the analysis provided by Radford as just one of many factors in determining the equity grants for our named executive officers for fiscal 2011.

How We Use Competitive Data and Other Factors Affecting Compensation Determinations

While we periodically look to the competitive compensation data as an indication of current market practices and believe it can be useful as a comparative tool, we do not “benchmark” compensation for our executive officers or otherwise consider ourselves constrained to set the compensation for our executives by the compensation levels of executives occupying similar positions in our peer group. Rather, we believe that a successful compensation program requires consideration of a range of factors that may not be reflected in the competitive data. Typically, judgments relating to the impact of these factors involve qualitative, rather than quantitative evaluations. Some of these factors include:

•	the experience level and expected future contribution of the executive,

•	our actual financial performance during the prior year,

•	the scope and strategic impact of the executive officer’s responsibilities, including the importance of each position to the Company relative to our peer companies,

•	principles of internal equity in pay,

•	current and expected future market conditions,

•	issues relating to recruitment and retention of key executives, and

•	for each executive officer (other than Mr. Smith), the evaluations and recommendations of Mr. Smith.

In any given year, other factors may be relevant to our executive compensation determinations. In general, we do not assign relative weights or ranking to these factors. Instead, we rely on the experience and knowledge of the Committee members, as well as Mr. Smith, to assess their impact. In making such judgments, Mr. Smith regularly communicates with the Committee regarding our goals, progress toward achievement of those goals, and any compensation issues that may arise during the course of the year. Mr. Smith also provides the Committee, and in particular, the Committee Chair, with recommendations regarding the compensation for our executive officers (other than himself), which typically include discussion of his evaluations of each executive officer’s performance and expected future contribution. The Committee historically has given considerable weight to Mr. Smith’s recommendations based on his direct knowledge of the executive officer’s performance and contributions. In the end, we rely as much on our historical evaluation practice and the experience and judgment of the Committee members as any other factor and, in all cases, the Committee reserves the right, in its sole discretion, to set or modify the compensation for our executive officers as it sees fit.

Chief Executive Officer Compensation

Mr. Smith has served as our President and Chief Executive Officer since October 1998. As was the case for our other named executive officers, and consistent with management’s decision to freeze base salaries for the employee population as a whole, the Committee determined that Mr. Smith’s fiscal 2011 compensation should remain unchanged and, accordingly, set his base salary at $275,000. In addition, as in prior years, the Committee did not establish a performance bonus plan for Mr. Smith, and he did not receive any other bonus in fiscal 2011. Upon review of Mr. Smith’s long-term equity incentives, the Committee determined that Mr. Smith’s current stock holdings continued to adequately align his interests with those of the stockholders and, therefore, he was not granted any stock options or restricted stock in fiscal 2011. (See “Security Ownership of Certain Beneficial Owners and Management” later in this Proxy Statement for information on Mr. Smith’s current stock holdings).

The Committee continues to believe that Mr. Smith’s annual compensation remains well below the market rate for chief executive officers of comparable companies. Mr. Smith’s below market compensation is primarily due to his affirmative requests over the years that the Committee refrain from increasing his compensation, requests the Committee historically had honored prior to increasing his base salary in fiscal 2009. The Committee may consider additional adjustments to Mr. Smith’s compensation in the future, based upon the comparative compensation of chief executive officers in our industry and other factors the Committee may deem pertinent to his compensation, which may include the Company’s financial performance and Mr. Smith’s success in meeting our strategic goals.

In light of Mr. Smith’s requests over the years not to increase his compensation, the Committee historically has not used his compensation package as a benchmark against which to measure the compensation packages of our other executive officers. The Committee continues to believe that evaluating the compensation of our other executive officers against Mr. Smith’s compensation would be inappropriate given his significantly below market annual compensation, his substantial equity holdings in the Company, and his affirmative requests in prior years regarding his compensation. For this same reason, most of the principles and objectives outlined in this CD&A are directed at compensation determinations for named executive officers other than Mr. Smith.

Elements of Compensation and Allocation

The principal components of the compensation packages for our named executive officers consist of (i) base salary, (ii) variable cash incentives tied to our short-term and long-term corporate financial and strategic objectives, and (iii) long-term, equity-based incentives. We believe that each of these elements is essential to attracting and retaining experienced and motivated executive officers who are able to successfully manage our operations, strategic direction and financial performance, particularly given the intensely competitive and rapidly changing telecommunications industry in which we operate.

In evaluating the overall mix of compensation for our named executive officers, the Committee typically does not rely on pre-determined formulas for weighting different elements of compensation or for allocating between long-term and short-term compensation, but instead seeks to develop comprehensive compensation packages that emphasize attainment of our short-term and long-term objectives and are reflective of the executive’s abilities, experience level and contributions to the Company. Although there are no set formulas for allocating among the various types of compensation, the Committee generally endeavors to provide executives with meaningful levels of variable incentives so that executives with the highest levels of responsibility have the greatest amount of compensation at risk. Accordingly, while the Committee generally has limited the relative difference in base compensation among our executive officers, the Committee’s practice has been to target variable compensation in amounts that vary based on the executive’s scope of responsibility and the expected contribution of the executive. Consistent with that philosophy, the Committee has weighted the variable component of compensation more heavily in determining the compensation for the positions of Chief Financial Officer, Vice President of Systems and Technology and Vice President of Worldwide Sales and Support than for other executive positions. These roles were held by Mr. Brauneis, Mr. Oye and Mr. Scully, respectively, in fiscal 2011.

Base Salaries

Base salaries for our named executive officers are evaluated annually to reflect the executive’s experience, skills, knowledge and overall performance, as well as competitive market conditions. In reviewing base salary, the Committee considers a number of factors including (i) the recommendations of Mr. Smith based on his first-hand evaluations of officer performance, (ii) scope of responsibilities and years of experience, (iii) principles of internal equity among executive officers, (iv) expected contribution of the executive, and (v) current and expected future market conditions. The Committee may also consider any market and peer group data collected by our independent compensation consultant in assessing and determining base salaries, although, for the reasons discussed above, no such data was consulted in 2011. The base salary of an executive officer is evaluated together with the other components of his compensation to ensure that the executive’s total compensation is consistent with our overall compensation philosophy.

Fiscal 2011 Base Salaries. As a result of the adverse economic and market conditions noted above, and consistent with management’s decision to extend the company-wide salary freeze for all of our U.S.-based employees, the Committee did not make any base salary adjustments for our named executive officers for fiscal 2011. Accordingly, actual annual base salaries for our named executive officers remained unchanged from the prior year and were set at $275,000 for Mr. Brauneis, $275,000 for Mr. Oye, $238,000 for Mr. Cormier and $245,000 for Mr. Scully.

The Committee intends to continue to review base salaries on an annual basis and will adjust compensation appropriately in order to attract and retain executives who manage the Company effectively.

Variable Cash Compensation

We use annual variable cash compensation incentive arrangements in the form of target bonuses to focus the activities and energies of our named executive officers toward the accomplishment of our financial and strategic goals. Because awards granted under these arrangements are performance-based, the targets set by the Committee encourage executive officers to help us meet and exceed our current and future financial and strategic goals, while also providing appropriate rewards for individual performance. The variable cash compensation arrangements for our named executive officers are evaluated, discussed and approved by the Committee based on input from Mr. Smith and, in most years, an analysis of the competitive compensation data provided by our independent compensation consultant. For fiscal 2011, however, the Committee did not consult any competitive data.

Each of our named executive officers (excluding Mr. Smith) was eligible to participate in our fiscal 2011 target bonus program. The target bonuses are based on achievement of a combination of corporate financial and individual performance objectives that vary based on the executive’s role and responsibilities. The corporate financial performance targets are formulaic, usually relate to specific internal corporate revenue and income targets for the fiscal year, and are subject to a minimum threshold requirement before any bonus is awarded. To help ensure that bonus awards are appropriate in size and consistent with our pay for performance philosophy, target bonuses based on the corporate financial objectives are subject to a maximum payout of 150% of the target. Calculations for amounts above the minimum and below the maximum amounts for the corporate financial objectives are determined on a pro-rata basis.

The individual performance targets are typically based on achievement of certain corporate strategic objectives and other factors tied directly to the performance of the executive. There are no minimum achievement thresholds for receipt of bonuses in connection with the individual performance objectives, although the target amounts set by the Committee usually represent the maximum amount an executive can receive for that element of the bonus.

All elements of the target bonuses are determined and paid on a quarterly basis. Although the Committee is responsible for establishing and approving each element of the target bonuses for executive officers, Mr. Smith determines whether and the extent to which the performance targets have been met. Historically, neither Mr. Smith nor the Committee has exercised any discretion in calculating the achievement of the corporate financial targets, although the Committee reserves the right to exercise such discretion in the future. With respect to assessments of achievement of the individual performance objectives for named executive officers, Mr. Smith makes such determinations and typically exercises discretion in the course of doing so.

In establishing the amount of the target bonuses for executive officers, Mr. Smith and the Committee typically evaluate the executive’s total cash compensation in light of the competitive compensation data and other factors and, depending on the executive officer’s position and responsibilities, set the target at anywhere from 15% to 60% of base salary. For the position of Vice President of Worldwide Sales and Support, the variable component of compensation is usually set at approximately 100% of base salary, which the Committee believes is appropriate in light of the market data and our requirements and objectives for the position. For fiscal 2011, the target bonuses for Mr. Brauneis, Mr. Oye and Mr. Cormier represented 55%, 56%, and 21% of their respective annual base salaries. Mr. Scully’s variable target incentive represented 98% of his annual base salary.

Performance-Based Bonuses for Fiscal 2011. In establishing the cash compensation of our named executive officers, the Committee, at the recommendation of the management team and in light of then-current economic and business conditions, decided to freeze target bonus levels at the fiscal 2010 levels for each of the named executive officers. Accordingly, for fiscal 2011, the target bonus amounts remained unchanged from fiscal 2010 and were as follows: $150,000 for Mr. Brauneis, $155,000 for Mr. Oye, $50,000 for Mr. Cormier, and $240,000 for Mr. Scully. For Mr. Brauneis, 50% of his target bonus was tied to the achievement of our quarterly targets for revenue and net income, and 50% was tied to the achievement of individual performance objectives, including planned improvements in business practices and progress on various profitability initiatives. For Mr. Oye, 50% of his target bonus was tied to the achievement of our quarterly targets for revenue and operating income, and 50% was tied to individual objectives relating to management of product development initiatives at the Company. For Mr. Cormier, 50% of his target bonus was tied to the achievement of our quarterly targets for revenue and operating income, and 50% was tied to the achievement of individual performance objectives, including management of litigation matters and corporate governance and compliance, and providing support in connection with strategic projects. Each of the net income and operating income targets excluded the impact of stock compensation expense and other previously identified items that we believed to be extraordinary or otherwise appropriate to exclude. All of the corporate financial targets were subject to a minimum threshold requirement of 75% of the relevant target before any bonus was earned and a maximum payout of 150% of the target. Attainment of between 75% and 150% of the target was calculated on a pro-rata basis.

Mr. Scully’s target bonus remained at $240,000 for fiscal 2011. As in prior years, and consistent with our goals for the position, Mr. Scully’s bonus was based exclusively on the achievement of corporate financial targets. As Vice President of Worldwide Sales and Support, a significant percentage of Mr. Scully’s 2011 target bonus was tied to the achievement of our fiscal 2011 plan for revenue, with the remainder tied to the achievement of various margin targets of the Company. Bonuses payable under the revenue component of Mr. Scully’s plan were calculated using multipliers based on different levels of achievement of the Company’s fiscal 2011 operating plan. The margin targets excluded the impact of stock compensation expense and other previously identified items that we believed to be extraordinary or otherwise appropriate to exclude. Although the revenue target for Mr. Scully’s plan was not subject to a minimum threshold requirement or a maximum payout, the margin targets were subject to a 75% achievement threshold and a 150% maximum payout, with achievement of between 75% and 150% of the target calculated on a pro-rata basis.

All of the corporate financial objectives were based on our internal annual operating plan as approved by the Board for fiscal 2011. Because the corporate financial targets were set according to the Company’s fiscal 2011 operating plan, they were designed to be achievable but, in the view of the Committee, required strong performance by our named executive officers in order to accomplish them. The Committee believed there was a reasonable likelihood of achievement of the relevant individual performance targets, although payment of bonuses on those elements was by no means guaranteed. Based on our actual financial results and Mr. Smith’s determination of achievement of their respective individual objectives, Mr. Brauneis, Mr. Oye and Mr. Cormier each received 64% of their respective target bonuses, and Mr. Scully achieved 88% of his target bonus.

The Committee believes that the fiscal 2011 bonuses received by our executive officers were appropriate in size and consistent with the compensation philosophy stated above. The Committee reserves the right to apply different factors, including different measures of financial and business performance, in setting future target bonuses for our executive officers.

Discretionary Bonus Awards. We typically do not award discretionary cash bonuses to our executive officers, although we may from time to time award such bonuses. These bonus awards, when awarded, usually relate to specific achievements or accomplishments that are distinct from or above and beyond an executive’s goals and objectives for the year. The Committee did not award any discretionary cash bonuses to our named executive officers in fiscal 2011.

Equity-Based Incentives

We believe that equity awards have played, and will continue to play, a key role in enabling us to achieve our long-term financial and strategic objectives. Our equity incentive compensation program is designed to recognize scope of responsibilities, reward performance, motivate future performance and align the interests of executive officers with our stockholders. In particular, we believe equity awards are critical in helping us to attract, retain and motivate outstanding and highly skilled individuals in an industry and a geographic region where many of our competitors have devoted significant resources to hiring and retaining talented employees. In addition, equity compensation aligns the interests of management and stockholders with a view toward creating long-term stockholder value.

Equity awards to our named executive officers are generally granted on commencement of employment or as part of a broad-based grant for eligible employees. The Committee may also from time to time grant equity awards to an executive officer in connection with a promotion, change in job responsibility, individual achievement, or to encourage retention. Broad-based grants have been more limited in recent years due to several factors, which include our varying financial performance and the significant changes to our employee population that occurred as a result of our restructuring initiatives.

To maximize the retention value of awards, our equity awards are granted subject to vesting requirements. Stock options for newly hired executives typically vest over five years, with 20% vesting upon the first anniversary of the date of grant and the remainder vesting in equal installments over the following 16 quarters.

Stock options granted in connection with our broad-based awards historically have vested in equal quarterly installments over a period of three years. For fiscal 2011, however, the Committee, in an effort to enhance the near-term retention value of our stock option awards, opted to delay the initial vesting of the awards for one year, with the remainder vesting in equal quarterly installments over the remaining two years. In general, the Committee believes that the vesting schedules for our awards create an incentive for executives to focus on long-term results and promote retention by requiring the executive to remain with us in order to receive all of the awards.

2009 Stock Incentive Plan. In fiscal 2009, our Board adopted and our stockholders approved the 2009 Stock Incentive Plan (the “2009 Plan”). Upon effectiveness of the 2009 Plan in January 2009, we agreed not to make further awards under our prior equity incentive plans. The 2009 Plan includes a number of features not present in our prior plans, including a requirement that stock options be granted with a per share exercise price equal to the fair market value of our common stock on the date of grant, limitations on vesting periods and acceleration of awards, and a prohibition on repricing of stock options without stockholder approval. Under the 2009 Plan, our executive officers, employees, directors and consultants are eligible to receive incentive stock options, non-qualified stock options, restricted stock, restricted stock units, performance awards and other awards. Subject to certain restrictions, the Compensation Committee has broad discretion to (i) interpret and construe the relevant provisions of the 2009 Plan, (ii) to determine which individuals are eligible to receive awards under the plan and (iii) to determine the terms and conditions for awards under the plan, including the number of shares, vesting conditions and any required service criteria. Certain change in control transactions may cause awards granted under the 2009 Plan to vest at an accelerated rate unless the awards are assumed or substituted for in connection with the transaction.

Types of Awards. To date, the Committee has exclusively granted stock options (as opposed to full value awards such as restricted stock) to our executive officers. The Committee has periodically considered including grants of restricted stock and other types of awards as part our equity incentive compensation program for executives, but to date has elected to grant only stock options to executives. The Committee believes stock options encourage executive officers to focus on value creation over the long term, as no benefit is realized from the options unless the price of our common stock appreciates over a number of years. The Committee continues to evaluate the appropriate mix of long-term equity incentives for executive officers in light of our compensation philosophy and changes in the design and operation of equity plans by other companies with which we compete for executive talent.

Determining the Size of Individual Stock Option Grants. In determining the amount of long-term equity incentives to be awarded to our executive officers, the Committee takes into account, among other things, the executive officer’s position and responsibilities, the executive officer’s past performance and expected future contribution, the number and exercise price of vested and unvested options held by the executive officer, the value of the executive officer’s current holdings of our common stock, and the long-term equity incentive awards made to individuals in similar positions at other comparable companies in our industry. Based on these factors, the Committee determines the amount of long-term equity incentives at levels it considers appropriate to create a meaningful opportunity for stock ownership. The weight given to each of these factors varies among individuals at the Committee’s discretion.

Equity Award Policy. Our Board has approved a Policy on Granting Equity Awards (“Equity Award Policy”) that sets forth our policies and procedures for granting equity awards to all our employees, including awards to our named executive officers. The Equity Award Policy provides, among other things, that (1) only the Board or the Compensation Committee may grant equity awards, (2) all equity awards to employees must be approved at a meeting of the Compensation Committee or the Board, and (3) no additions or changes may be made to the list of approved equity awards after the list has been approved by the Compensation Committee or the Board. In addition, both our Equity Award Policy and the 2009 Stock Incentive Plan require that the exercise price per share for all option awards be the closing price of our common stock on the date of grant.

Timing of Equity Grants. Beginning in fiscal 2007, we instituted a practice of granting equity awards according to a pre-determined Compensation Committee meeting schedule, which is established at or about the end of the prior fiscal year. Within that framework, equity awards may be granted regardless of whether we are in a designated window in which employees may buy or sell our shares; however, our Equity Award Policy requires that broad-based grants to employees and executive officers may only be made on a date which is not less than five days after the release of our quarterly or annual earnings and when our insider trading window is open. In addition, any employee or executive on a then currently active restricted trading list pursuant to our Insider Trading and Blackout Period Policy is excluded from participating in the broad-based equity award. For new hire grants, the Equity Award Policy provides that grants of stock options to Section 16 officers (or individuals that the Committee expects will become a Section 16 officer on or within a relatively short period of time after their start date) are subject to the prior approval of the Committee at a meeting which must be held on or prior to the Section 16 officer’s start date. The grant date of the new hire stock options in such cases is the Section 16 officer’s first day of employment. Subject to the limitations noted above, there is no policy or practice prohibiting grants of equity-based awards when we are in possession of material, non-public information.

Fiscal 2011 Equity Grants. As part of a broad-based grant of equity awards to our employees in the third quarter of fiscal 2011, the Committee granted stock options to each of our named executive officers (excluding Mr. Smith). In determining the amount of stock options granted to our named executive officers in fiscal 2011, the Committee generally considered (1) the recommendation of Mr. Smith and his evaluation of the named executive officer’s performance and expected future contribution, (2) the value of the executive officer’s prior vested and unvested stock option grants, (3) the fact that each of the executive officers had not received a stock option grant or other form of equity award for several years, (4) our overall performance in achieving our objectives as of the date of the broad-based grant, and (5) information relating to equity awards at comparable companies based upon the competitive data provided by Radford. As a result of the Committee’s review, Mr. Oye received a stock option grant of 75,000 shares, Mr. Brauneis received a stock option grant of 55,000 shares, Mr. Scully received a stock option grant of 40,000 shares and Mr. Cormier received a stock option grant of 20,000 shares. Each of the stock options vests over a period of three years, has an exercise price equal to the closing price of our common stock on the grant date as reported on the NASDAQ Global Select Market, and has a ten-year term. When viewed in the aggregate, the stock option grants generally fell within the 50% to 75% range for annual grants based on the competitive data supplied by Radford, with Mr. Cormier receiving slightly below the 50th percentile and Mr. Oye slightly above the 75th percentile.

Mr. Smith did not receive an equity award in connection with the broad-based grant because of his existing significant share holdings in the Company and his affirmative request to the Committee that he not receive an award for fiscal 2011.

The Committee did not grant any other equity awards to our named executive officers in fiscal 2011.

Severance Arrangements and Change in Control Agreements

In addition to compensation packages designed to remunerate our employees for service and performance, we also provide severance and change of control provisions for our employees, including for our named executive officers.

Basic Severance. In order to recruit executives and encourage retention of employees, we believe it is appropriate and necessary to provide assurance of severance payments if we terminate the executive’s employment under certain circumstances.

Each of our employees, including each of our named executive officers, is eligible to receive benefits pursuant to our Separation Pay Plan under the Employee Retirement Income Security Act of 1974 (“Separation Pay Plan”). The Separation Pay Plan is applicable to all employees in the event that the individual’s employment is terminated involuntarily, as defined in the plan. The Separation Pay Plan generally supersedes the provisions of any other agreement an executive may have regarding payments to be made upon termination of employment, except that in the case of the executive’s termination in connection with a change in control of the Company, the terms of the executive’s change in control agreement apply.

The Separation Pay Plan’s severance benefits applicable to our named executive officers generally provide that they will be entitled to receive, upon execution of a release of claims and an agreement to abide by the post-employment obligations contained in their confidentiality and proprietary rights agreements, the following benefits: (i) one year’s base salary to be paid according to our normal payroll practices, (ii) payment of group health benefits for a period of one year, (iii) continued vesting of equity awards and extension of the period to exercise stock options for a period of one year, and (iv) the provision of outplacement services for six months. The Committee believes that the scope and size of the severance package for our named executive officers is reasonable and consistent with the severance packages offered by other companies in our industry.

Change In Control Agreements. We consider maintaining a stable and effective management team to be essential to protecting and enhancing the best interests of the Company and our stockholders. To that end, we recognize that the possibility of a change in control or other acquisition event, and the uncertainty and questions it may raise among management, may adversely affect our ability to retain our key employees to the detriment of the Company and its stockholders. Accordingly, we have entered into agreements with our executive officers that would provide certain compensation and benefits as an incentive for the officer to remain in our employ and enhance our ability to call on and rely upon the officer in the event of a change in control. In extending these benefits, we considered a number of factors, including the prevalence of similar benefits adopted by other publicly traded companies in our industry.

Each of our current executive officers has entered into our standard form of change in control agreement with the Company. Except as noted below, all of the benefits payable to our executive officers under our change in control agreements are conditioned upon the occurrence of a “double trigger” event (meaning there must be both a change of control of the Company and a termination of employment). We believe this double trigger structure strikes an appropriate balance between the potential compensation payable and the recruitment and retention objectives described above. Specifically, in the event of a termination of the executive officer’s employment within 24 months of a change in control, either by the surviving entity without cause or by the officer due to a constructive termination, (1) all options and restricted stock of the officer shall immediately vest, (2) the officer shall be entitled to continued paid coverage under our group health plans for 18 months after such termination, (3) the officer shall receive the pro-rata portion of his performance bonus earned, if any, through the date of termination (or if not determinable, then a pro-rata portion of the officer’s annual target bonus, if any, for the year in which the termination occurs), (4) the officer shall receive an amount equal to 18 months of his base salary, (5) the officer shall receive an amount equal to 150% of his annual target bonus, if any, for the year in which the termination occurred, and (6) the officer shall be entitled to outplacement services at our expense for a period of 12 months. In addition, if a current executive officer is subject to any excise tax on amounts characterized as excess parachute payments due to the benefits provided under these agreements, the officer shall be entitled to reimbursement of up to $1,000,000 for any excess parachute excise taxes the officer may incur. The agreements also provide for the acceleration of one year’s worth of equity awards upon the occurrence of a change in control without termination of the executive officer (a “single trigger” event). That provision, however, is consistent with a benefit provided to all our employees under our equity incentive plans.

Under the change in control agreements with our executive officers, each executive officer agrees to execute a release of claims in a form satisfactory to us, to abide by our confidentiality and proprietary rights agreements and, for a period of one year after such termination, not to solicit our employees or customers. During fiscal 2011, the Committee decided to eliminate from future change in control agreements any provision requiring reimbursement for excess parachute excise taxes that might be owed under the agreements.

For more details on the benefits and payouts under various termination scenarios, including in connection with a change in control, see “Potential Payments Upon Termination” and “Potential Payments in Connection with a Change of Control” later in this Proxy Statement.

Benefits

We generally provide benefits to our named executive officers on the same basis as they are provided to all our employees, including health, dental and vision insurance, benefits pursuant to an employee assistance plan, medical and dependent care flex spending accounts, short-term and long-term disability, life insurance and a 401(k) plan. Participants in the 401(k) plan are permitted to contribute to the plan through payroll deductions within statutory and plan limits, and may select from a variety of investment options. Investment options do not include our common stock. During fiscal 2010, the Company suspended mandatory matching contributions under its 401(k) plan to instead provide for discretionary matching contributions. As of July 31, 2011, the Company had not authorized any discretionary matching contributions for calendar years 2010 or 2011. The Committee believes the Company’s benefits are generally competitive with those offered by companies with which we compete for employees.

We do not provide pension arrangements (other than our 401(k)) or post-retirement health coverage for executives or other employees. Historically, any perquisites we have provided to our named executive officers have been relatively limited in scope and of nominal value.

Stock Ownership Guidelines

At present, the Committee has not established any equity or security ownership requirements for our executive officers. The Committee believes that a significant portion of executive officer compensation should be issued in the form of long-term equity incentive awards to encourage a focus on growth, stock price appreciation, insider ownership of stock and retention of executive officers. The Company’s policy in this regard is reviewed annually as part of our regular review of our corporate governance policies and pay plans. Several of our executives have established trading plans pursuant to Rule 10b-5(1) of the Exchange Act to manage sales of their securities.

Fiscal 2012 Compensation

In light of current economic and market conditions, and our continuing focus on controlling costs, the Committee, upon management’s recommendation, decided that the base salaries and target bonus amounts for our executive officers for fiscal 2012 should again remain at their prior year levels. In addition, as of the date of this filing, the Committee had not granted any equity awards to our named executive officers in fiscal 2012. Accordingly, the fiscal 2012 compensation for our named executive officers is as follows:

Fiscal 2012 Salaries. The Committee approved annual base salaries for our current named executive officers in the amounts of $275,000 for Mr. Smith, $275,000 for Mr. Brauneis, $275,000 for Mr. Oye, $245,000 for Mr. Scully and $238,000 for Mr. Cormier. The base salaries are the same as the fiscal 2010 and 2011 base salaries for these executive officers.

Fiscal 2012 Variable Cash Compensation. The Committee established target bonuses for each of our current named executive officers (excluding Mr. Smith) in the following amounts: $150,000 for Mr. Brauneis; $155,000 for Mr. Oye; $240,000 for Mr. Scully; and $50,000 for Mr. Cormier. The target amounts are the same as the fiscal 2010 and 2011 target bonus amounts for these executive officers. Like the 2011 bonus program, the 2012 bonus program includes a range of target bonus opportunities for different executives based in part on the executive’s role and responsibilities and are based upon the achievement of a combination of corporate financial and individual performance objectives. The objectives of the 2012 target bonus program are identical to the 2011 target bonus program, namely, to encourage executive officers to help us meet and exceed our current and future financial and strategic goals while also providing appropriate remuneration for individual performance.

The Committee reserves the right to make adjustments to its fiscal 2012 executive officer compensation based on any factor it deems appropriate, which may include improved business conditions and our success in achieving our strategic goals.

Tax Considerations

Section 162(m). We do not believe Section 162(m) of the Code (“Section 162(m)”), which disallows a tax deduction for certain compensation in excess of $1 million, will likely have an effect on us in the near future. The Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure long-term incentive compensation granted to our executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that compensation attributable to long-term incentive awards will be treated as qualified performance-based compensation under Section 162(m). In addition, the Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Committee believes such payments are appropriate and in the best interests of the Company and its stockholders, after taking into account changing business conditions and the performance of our executives.

Section 409A of the Code. Section 409A of the Code (“Section 409A”) imposes significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Although we do not maintain a traditional non-qualified deferred compensation plan, Section 409A applies to certain severance arrangements and other compensation. Consequently, to assist in avoiding additional tax under Section 409A, we have attempted to structure our severance arrangements, equity awards and bonus arrangements in a manner intended to either avoid the application of Section 409A, or, to the extent doing so is not possible, comply with the applicable Section 409A requirements.

Compensation Committee Report

The Compensation Committee reviewed this CD&A for the fiscal year ended July 31, 2011 and discussed the CD&A with management. Based on this review and discussions with management, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended July 31, 2011.

Respectfully submitted by the Compensation Committee

John W. Gerdelman, Chairman

Robert E. Donahue

Craig R. Benson

Compensation Risk Assessment

The Compensation Committee and management have considered whether the Company’s compensation programs for employees create incentives for employees to take excessive or unreasonable risks that could materially harm the Company. The Committee believes that our incentive plans are typical for our industry and conservative in nature, and that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. While the Committee recognizes that the use of annual cash incentive opportunities creates the potential for short term risk taking, we believe the risk is more than offset by the fact that (1) the annual cash incentives are only one of three elements of our overall compensation program, (2) the individuals eligible to receive the annual cash incentives are limited to our executive officers and a small number of manager-level employees, (3) the annual cash incentives based on our corporate financial objectives typically represent a relatively small percentage of the employees’ total compensation, and (4) payments based on the corporate financial objectives are capped at 150% of the relevant corporate target. The Committee and management also reviewed certain one-time cash bonus plans that were established for employees in our research and development group in fiscal 2011. Given the positions held by the potential recipients of these bonuses, the amounts that would be paid under the plans if successfully executed, and the nature of the goals underlying the plans, the Committee concluded that these bonuses also were not reasonably likely to have a material adverse effect on the Company.

We believe the other two elements of our compensation program—base salaries and long term equity awards—are either risk neutral or help to lower risk. The Compensation Committee determines annual base salaries for our named executive officers based on numerous factors, as discussed above. The factors typically considered by the Committee lend themselves to an overall evaluation that emphasizes improvement of the Company and its operations rather than taking risks for short term gain. Our equity awards vest over several years, so while the potential compensation an executive can receive through equity awards is tied directly to appreciation of our stock price, taking excessive risk for short term gain is incompatible with an executive officer maximizing the value of equity awards over the long term. We also believe the Company’s internal legal and financial controls appropriately mitigate the probability and potential impact of an individual employee committing the Company to inappropriate transactions in exchange for short term compensation benefits.

Certain Relationships and Related Transactions

In July 2000, we made an investment of $2.2 million in Tejas Networks India Private Limited (“Tejas”). Our Chairman of the Board also serves as the chairman of the board of directors of Tejas and indirectly owns approximately 11% of Tejas. We have no obligation to provide any additional funding to Tejas. While in prior years we have engaged in certain transactions with Tejas, we did not conduct any transactions with Tejas during the fiscal year ended July 31, 2011.

All transactions involving the Company and its officers, directors, principal stockholders and their affiliates, including those since our initial public offering, will be and have been reviewed and/or approved by the Audit Committee or the Board (including, in the case of the Board, a majority of the independent and disinterested directors on the Board), and will be and have been on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently, or has been, at any time since our formation, an officer or employee of the Company. No interlocking relationship exists between any member of our Board or the Compensation Committee and any member of the board or compensation committee of any other company.

Summary Compensation Table

The table below sets forth, for the fiscal year ended July 31, 2011, the compensation earned by our Chief Executive Officer and Chief Financial Officer, and the three other most highly compensated individuals who were serving as executive officers at the end of fiscal 2011. Collectively, all of these individuals are referred to in the tables that follow and in the foregoing CD&A as “named executive officers”.

We have never maintained any pension or non-qualified deferred compensation plan for employees or executive officers. In addition, as of July 31, 2011, none of our named executive officers was awarded or held any outstanding performance-based equity incentive or stock awards.

Summary Compensation Table for Fiscal 2011

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards (1) ($)	Non Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)		Total ($)
Daniel E. Smith	2011	275,000	—	—	—	—		275,000
President and Chief	2010	275,000	—	—	—	—		275,000
Executive Officer	2009	231,635	—	—	—	2,500		234,135

Paul F. Brauneis	2011	275,000	—	547,256	95,639	—		917,895
Chief Financial Officer,	2010	275,000	—	—	156,388	—		431,388
Vice President, Finance	2009	273,519	—	—	127,000	2,500		403,019
and Administration, and
Treasurer

Alan R. Cormier	2011	238,000	—	199,002	32,116	—		469,118
General Counsel	2010	238,000	—	—	54,838	—		292,838
and Secretary	2009	236,377	—	—	46,733	2,500		285,610

Kevin J. Oye	2011	275,000	—	746,258	99,559	12,844	(4)	1,133,661
Vice President, Systems	2010	275,000	—	—	170,001	4,650	(5)	449,651
and Technology	2009	272,250	—	—	144,975	4,563	(6)	421,788

John B. Scully	2011	245,000	—	398,004	210,221	—		853,225
Vice President, Worldwide	2010	245,000	—	—	276,843	—		521,843
Sales and Support	2009	242,135	—	—	212,286	36,563		490,984

(1)	The amounts in this column reflect the grant date fair value, computed in accordance with ASC 718, of grants of stock options made during each fiscal year, but do not reflect compensation actually paid or received by the executive officer. The Company did not award any stock options to our named executive officers in fiscal 2009 or fiscal 2010 and, accordingly, the grant date fair value shown in the options awards column for those years is $0. For a more detailed discussion of the valuation model and assumptions used to calculate the fair value of our stock options, please refer to “Share-Based Compensation” in Note 9 to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended July 31, 2011, except that, as required by SEC regulations, the amounts in the table above do not reflect any assumed forfeitures.
(2)	Includes amounts earned pursuant to non-equity incentive plan compensation in the form of bonuses earned by named executive officers with respect to the specified year, regardless of whether the amounts were paid in such year. Payments made in connection with our non-equity incentive plans are made quarterly for achievements through the end of the relevant quarter. See “Variable Cash Compensation” in the CD&A for a more complete description of the target bonuses earned by our named executive officers in fiscal 2011.
(3)	In accordance with SEC rules, the amounts shown in this column do not include payments for life, disability and other benefits that are generally available to all salaried employees.
(4)	Represents fees paid by the Company in connection with tax and investment advisory services provided to Mr. Oye during fiscal 2011, plus $2,661 in federal and state tax gross-ups paid by the Company on Mr. Oye’s behalf.
(5)	Represents $4,650 in federal and state tax gross-ups paid by the Company on behalf of Mr. Oye.
(6)	In addition to $2,500 matching contribution paid under the Company’s 401(k) plan, represents $2,063 in federal and state tax gross-ups paid by the Company on behalf of Mr. Oye.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to our named executive officers during fiscal 2011. Disclosure on a separate line item is provided for each grant made or modification of an award to a named executive officer. The information in this table supplements the dollar value of stock option and other awards set forth in the Summary Compensation Table by providing additional details about the awards.

During fiscal 2011, none of our named executive officers was awarded or held any performance-based equity incentive or stock awards.

Grants of Plan-Based Awards Table for Fiscal 2011

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)						All Other Option Awards: Number of Securities Underlying Options (2) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3) ($)
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)
Paul F. Brauneis
Non-Equity Incentive	N/A	56,250	(4)	150,000	(4)	187,500	(4)	—	—	—
Option Grant	3/7/2011	—		—		—		55,000	$20.64	547,256

Alan R. Cormier
Non-Equity Incentive	N/A	18,750	(5)	50,000	(5)	62,500	(5)
Option Grant	3/7/2011	—		—		—		20,000	$20.64	199,002

Kevin J. Oye
Non-Equity Incentive	N/A	58,125	(6)	155,000	(6)	197,750	(6)	—	—	—
Option Grant	3/7/2011	—		—		—		75,000	$20.64	746,258

John B. Scully
Non-Equity Incentive	N/A	72,000	(7)	240,000	(7)	288,000	(7)	—	—	—
Option Grant	3/7/2011	—		—		—		40,000	$20.64	398,004

(1)	Amounts reflect potential target bonuses payable under the executive’s bonus plan and are described in the CD&A and the “Summary Compensation Table” above. The actual bonus amounts earned by Messrs. Brauneis, Oye, Scully and Cormier in fiscal 2011 were $95,639, $99,559, $210,221 and $32,116, respectively.
(2)	Each of these stock option grants is subject to a three-year vesting schedule, vesting 33.33% upon the first anniversary of the date of grant and 8.33% per quarter thereafter.
(3)	The amounts in this column reflect the grant date fair value, computed in accordance with ASC 718, of grants of stock options made during fiscal 2011, but do not reflect compensation actually paid or received by the executive officer. For a more detailed discussion of the valuation model and assumptions used to calculate the fair value of our stock options, please refer to “Share-Based Compensation” in Note 9 to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended July 31, 2011, except that, as required by SEC regulations, the amounts in the table above do not reflect any assumed forfeitures.
(4)	The financial component of Mr. Brauneis’ 2011 target bonus comprised 50% of his fiscal 2011 target and was subject to a minimum threshold requirement of 75% of each quarterly target and a maximum payout of 150% of each quarterly target. The remaining 50% was based on individual performance measures that were awarded based on a determination of achievement by the Chief Executive Officer. The individual performance measures were not subject to a minimum threshold requirement, although the maximum amount Mr. Brauneis could receive under the individual measures was 50% of his target amount, or $75,000.

(5)	The financial component of Mr. Cormier’s 2011 target bonus comprised 50% of his fiscal 2011 target and was subject to a minimum threshold requirement of 75% of each quarterly target and a maximum payout of 150% of each quarterly target. The remaining 50% was based on individual performance measures that were awarded based on a determination of achievement by the Chief Executive Officer. The individual performance measures were not subject to a minimum threshold requirement, although the maximum amount Mr. Cormier could receive under the individual measures was 50% of his target amount, or $25,000.
(6)	The financial component of Mr. Oye’s 2011 target bonus comprised 50% of his fiscal 2011 target and was subject to a minimum threshold requirement of 75% of each quarterly target and a maximum payout of 150% of each quarterly target. The remaining 50% was based on individual performance measures that were awarded based on a determination of achievement by the Chief Executive Officer. The individual performance measures were not subject to a minimum threshold requirement, although the maximum amount Mr. Oye could receive under the individual measures was 50% of his target amount, or $77,500.
(7)	Mr. Scully’s 2011 variable compensation arrangement was based exclusively on financial metrics and included a quarterly revenue target that was determined using multipliers based on different levels of achievement of the Company’s fiscal 2011 plan; a product standard margin target with a 75% achievement threshold and a maximum payout of 150% of the target; and a customer service margin target with a 75% achievement threshold and a maximum payout of 150% of the target. Because the revenue component of Mr. Scully’s variable compensation arrangement was not subject to a minimum threshold or maximum payout requirement, the minimum and maximum amounts presented in the table above are based exclusively on the product standard margin and customer service margin targets and assume achievement of the revenue component at target.

Outstanding Equity Awards

This table provides information pertaining to all outstanding equity awards held by our named executive officers as of July 31, 2011. The equity awards set forth in the following table were made under either our 1999 Stock Incentive Plan, as amended (the “1999 Plan”), or our 2009 Stock Incentive Plan (the “2009 Plan”). Stock option grants under the 1999 Plan have a maximum ten-year term and generally are subject to either three-year or five-year vesting schedules. The 1999 Plan also provides that all stock options granted under the Plan are exercisable immediately subject to a repurchase right in favor of the Company which lapses as the option vests. Accordingly, the columns and footnotes below reflect the extent to which stock options held by our named executive officers were vested (as opposed to exercisable) as of July 31, 2011. Equity awards granted to our named executive officers since January 6, 2009 have been granted under our 2009 Plan. Like the 1999 Plan, stock options under the 2009 Plan have a maximum ten-year term and generally are subject to three-year or five-year vesting schedules. Unlike the 1999 Plan, there is no immediate exercise feature for stock option awards under the 2009 Plan and, accordingly, stock options under the 2009 Plan become exercisable only upon vesting.

As of July 31, 2011, none of our named executive officers held any performance-based equity incentive awards or stock awards.

Outstanding Equity Awards at Fiscal Year-End for 2011

	Option Awards (1)
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable (2)(4)		Number of Securities Underlying Unexercised Options (#) Unexercisable (3)(4)		Option Exercise Price ($) (4)		Option Expiration Date
Paul F. Brauneis	11/12/2007		69,122	(5)	40,338	(5)	$20.46		11/12/2017
	3/7/2011	(6)	—		55,000	(7)	$20.64		3/7/2021

Alan R. Cormier	12/27/2004		9,603	(8)	—		$21.34		12/27/2014
	9/12/2007		28,812	(9)	—		$19.26		9/12/2017
	3/7/2011	(6)	—		20,000	(10)	$20.64		3/7/2021

Kevin J. Oye	4/29/2002		142,280	(11)	—		$17.39		4/29/2012
	4/29/2002		26,720	(12)	—		$17.70	(13)	4/29/2012
	9/12/2007		96,043	(14)	—		$19.26		9/12/2017
	3/7/2011	(6)	—		75,000	(15)	$20.64		3/7/2021

John B. Scully	9/6/2006		73,295	(16)	4,803	(16)	$18.64		9/6/2016
	9/27/2005	(17)	2,569	(18)	—		$25.30		9/27/2011	(19)
	9/12/2007		38,417	(20)	—		$19.26		9/12/2017
	3/7/2011	(6)	—		40,000	(21)	$20.64		3/7/2021

(1)	Unless otherwise noted in these footnotes, all stock options referenced in this table were granted under the 1999 Plan.
(2)	Because all options granted under our 1999 Plan are exercisable immediately subject to a repurchase right in favor of the Company which lapses as the option vests, this column reflects the number of options held by our named executive officers that were exercisable and vested as of July 31, 2011.
(3)	Because all options granted under our 1999 Plan are exercisable immediately subject to a repurchase right in favor of the Company which lapses as the option vests, this column reflects the number of options held by our named executive officers that were exercisable and unvested as of July 31, 2011.
(4)

Pursuant to provisions in the Company’s stock plans, the exercise price and number of shares subject to certain of these stock options were adjusted in connection with the one-for-ten reverse stock split that occurred on December 21, 2009 and the payment of cash distributions of $1.00 and $6.50 per share of common stock that occurred on December 15, 2009 and December 22, 2010, respectively. Accordingly, the share totals and exercise prices shown in the table above (and in the corresponding footnotes) reflect our named executive officers’ post-reverse stock split and post-cash distribution holdings.
(5)	This option grant is subject to a 5-year vesting schedule, vesting 20% upon the first anniversary of the date of grant and 5% per quarter thereafter.
(6)	Each of these option grants was awarded under our 2009 Stock Incentive Plan.
(7)	This option grant is subject to a 3-year vesting schedule, vesting 33.33% upon the first anniversary of the date of grant and 8.33% per quarter thereafter.
(8)	This option grant became fully vested as of December 27, 2009.
(9)	This option grant became fully vested as of September 12, 2010.
(10)	This option grant is subject to a 3-year vesting schedule, vesting 33.33% upon the first anniversary of the date of grant and 8.33% per quarter thereafter.
(11)	This option grant became fully vested as of April 29, 2005.
(12)	This option grant became fully vested as of April 29, 2005.
(13)	In connection with our review of historical stock option grant practices at the Company in fiscal 2007, Mr. Oye agreed to increase the per share exercise price of the unvested portion of his April 29, 2002 stock option grant as of December 31, 2004. Pursuant to the terms of our agreement with Mr. Oye, in fiscal 2008 we paid Mr. Oye $10,000 for the increase to the per share exercise price of these options.
(14)	This option grant became fully vested as of September 12, 2010.
(15)	This option grant is subject to a 3-year vesting schedule, vesting 33.33% upon the first anniversary of the date of grant and 8.33% per quarter thereafter.
(16)	This option grant is subject to a 5-year vesting schedule, vesting 20% upon the first anniversary of the date of grant and 5% per quarter thereafter.
(17)	Represents stock options acquired by Mr. Scully in connection with the assumption and conversion of his stock options from our acquisition of Eastern Research, Inc. on September 6, 2006. For a more detailed discussion on the valuation model and assumptions used to calculate the number of shares and fair value of options acquired as a result of our merger with Eastern Research, Inc., please refer to “Merger Agreement with Allen Organ Company to Acquire Eastern Research, Inc.” in Note 3 to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended July 31, 2009.
(18)	This option grant became fully vested upon Sycamore’s assumption and conversion of the options on September 6, 2006.
(19)	Pursuant to the terms of Mr. Scully’s original stock option agreements with Eastern Research, Inc., this stock option grant has a six-year term.
(20)	This option grant became fully vested as of September 12, 2010.
(21)	This option grant is subject to a 3-year vesting schedule, vesting 33.33% upon the first anniversary of the date of grant and 8.33% per quarter thereafter.

Option Exercises and Stock Vested for 2011

The table below shows the number and value of stock options exercised by our named executive officers in fiscal 2011. None of our named executive officers hold any outstanding awards of restricted stock.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise (1) ($)
Paul F. Brauneis	25,000	$51,238
Kevin J. Oye	21,166	$87,158
John B. Scully	20,039	$60,665

(1)	Column reflects the difference between the market price of the underlying securities at exercise and the exercise price.

Employment and Other Arrangements

Each of our named executive officers has entered into our standard form of change in control agreement with the Company. Details regarding the terms and potential benefits payable under the change in control agreements with our executive officers are set forth in “Severance Arrangements and Change in Control Agreements” in the CD&A and the “Potential Payments in Connection with a Change in Control” table later in this Proxy Statement.

We have also entered into our standard form of indemnification agreement with each of our directors and executive officers, which is in addition to the indemnification provided for in our Amended and Restated Certificate of Incorporation. These agreements, among other things, provide for indemnification of our directors and executive officers for a number of expenses, including attorneys’ fees and other related expenses, as well as certain judgments, fines, penalties and settlement amounts incurred by any such person in any action, suit or proceeding, including any action by or in the right of the Company, arising out of such person’s services as a director or executive officer of the Company or any other company or enterprise to which the person provided services at our request. Pursuant to these agreements, we have paid expenses and legal fees to counsel representing certain former and current officers and directors in connection with such proceedings.

Potential Payments Upon Termination

The following table provides the potential payouts upon a termination of employment without cause to each of Messrs. Smith, Brauneis, Oye, Scully and Cormier pursuant to our Separation Pay Plan. The values set forth below are based on an assumed termination date of July 31, 2011. For additional discussion of the benefits and payments due upon termination, see “Severance Arrangements and Change in Control Agreements” in the CD&A.

Potential Payments Upon Termination as of July 31, 2011(1)

Name	Cash Severance (2) ($)	Benefits (3) ($)	Value of Modified Equity Awards (4) ($)	Value of Outplacement Services (5) ($)	Total ($)
Daniel E. Smith	275,000	15,567	—	6,800	297,367
Paul F. Brauneis	275,000	9,612	—	6,800	291,412
Kevin J. Oye	275,000	14,477	—	6,800	296,277
John B. Scully	245,000	15,567	5,091	6,800	272,458
Alan R. Cormier	238,000	14,477	—	6,800	259,277

(1)	Our Separation Pay Plan provides that employees, including our named executive officers, are not eligible for separation benefits if we determine that the employee has been offered a comparable position at the Company or any successor corporation or has been terminated for any of the following reasons: resignation, death or disability; termination for cause; or termination for gross misconduct, violation of a policy or poor performance.
(2)	Represents one year’s base salary to be paid in accordance with our normal payroll practices following the termination of the named executive officer’s employment.
(3)	Represents the estimated amounts payable by us to maintain the executive officer’s benefits for the 12-month period following termination of the named executive officer’s employment.
(4)	Under our Separation Pay Plan, the right to exercise stock options extends for a period of one year from the date of termination and the vesting of stock options continues in accordance with the then-existing vesting schedule during that same period. For purposes of the table, we have included for each named executive officer the intrinsic value as of July 31, 2011 of all options that would vest one year from July 31, 2011. Except as noted in the table above, because the exercise price for all of the other unvested options held by our named executive officers exceeded the market price of our common stock (which, as of July 31, 2011, was $19.70) on July 31, 2011, the intrinsic value of each of these other options is $0. The intrinsic values shown above are different from the values used for purposes of the Summary Compensation Table contained earlier in this Proxy Statement.
(5)	Represents the estimated amounts payable by us for the provision of outplacement services for the 6-month period following termination of the named executive officer’s employment.

Potential Payments in Connection with a Change in Control

The following table provides the potential payouts and benefits to each of Messrs. Smith, Brauneis, Oye, Scully and Cormier in connection with a change in control of the Company. For additional discussion of the potential benefits and payments due in connection with a change in control, please see “Severance Arrangements and Change in Control Agreements” in the CD&A.

Potential Payments in Connection with a Change in Control (1)

Name/Triggering Event (2)	Cash Severance (5) ($)	Bonus (6) ($)	Benefits (7) ($)	Value of Modified Equity Awards (8) ($)	Value of Outplacement Services (9) ($)	Tax Gross- up (10) ($)	Total ($)
Daniel E. Smith
Change in Control (3)	—	—	—	—	—	—	—
Termination (4)	412,500	—	23,351	—	10,600		446,451

Paul F. Brauneis
Change in Control (3)	—	—	—	—	—	—	—
Termination (4)	412,500	225,000	14,418	—	10,600	—	662,518

Kevin J. Oye
Change in Control (3)	—	—	—	—	—	—	—
Termination (4)	412,500	232,500	21,715		10,600	—	677,315

John B. Scully
Change in Control (3)	—	—	—	5,091	—	—	5,091
Termination (4)	367,500	360,000	23,351	5,091	10,600	—	766,542

Alan R. Cormier
Change in Control (3)	—	—	—	—	—	—	—
Termination (4)	357,000	75,000	21,715	—	10,600	—	464,315

(1)	All amounts payable in this table assume relevant salary, bonus, benefit and stock values in effect as of July 31, 2011.
(2)	A description of the payments or benefits due upon a change in control is set forth in “Severance Arrangements and Change in Control Agreements” in the CD&A. Where applicable, the amounts payable and benefits due under each of these scenarios are shown in the table above.
(3)	For purposes of these agreements, a “change in control” generally means any of the following events: (i) a person (as defined by Sections 13(d) and 14(d) of the Exchange Act, as amended) becomes the beneficial owner of securities representing 35% or more of the combined voting power of the Company’s then outstanding securities; (ii) the Company’s incumbent directors cease to constitute a majority of the Board; (iii) a consummated merger or consolidation of the Company with any other corporation; or (iv) the stockholders approve a plan of liquidation or dissolution or an agreement for the sale of all or substantially all of the Company’s assets.
(4)	Termination following a change in control includes termination of the executive officer without “cause” or by the officer due to a “constructive termination” within 24 months of a change in control. As defined in the applicable agreements, “cause” means the willful engaging by the executive in illegal conduct or gross misconduct which is materially injurious to the Company. A “constructive termination” means the occurrence of any of the following: (i) any material diminution of the executive’s position, title or responsibilities; (ii) any required relocation of the executive by more than 35 miles; or (iii) any material diminution in the executive’s annual salary or bonus potential from that in effect prior to the change in control.
(5)	Represents an amount equal to 18 months of the executive officer’s base salary for the year in which the termination occurs.

(6)	Includes amount equal to 150% of annual target bonus (if any) for the year in which the termination occurs.
(7)	Represents the estimated amounts payable by us to maintain the executive officer’s benefits for the 18-month period following termination of the named executive officer’s employment in connection with a change in control.
(8)	Represents the value of the executive officer’s stock option awards in connection with a change in control and assumes a change in control and termination date of July 31, 2011. For purposes of the table, we have included for each named executive officer the intrinsic value as of July 31, 2011 of all options that would vest as a result of the change in control and/or termination of the executive officer. Except as noted in the table above, because the exercise price for all of the other unvested options held by our named executive officers exceeded the market price of our common stock (which, as of July 31, 2011, was $19.70) on July 31, 2011, the intrinsic value of each of these other options is $0. The intrinsic values shown above are different from the values used for purposes of the Summary Compensation Table contained earlier in this Proxy Statement.
(9)	Represents the estimated amounts payable by us for outplacement services for the 12-month period following termination of the named executive officer’s employment in connection with a change in control.
(10)	Represents the estimated amount of reimbursement for excise taxes payable pursuant to Sections 280G and 4999 of the Internal Revenue Code for the receipt of benefits and payments to the named executive officer following a termination of the executive officer’s employment upon a change in control. Based on the price of our common stock as of July 31, 2011, we estimate that no excise tax reimbursement would be required for any of our named executive officers in connection with either of the change in control scenarios indicated above.

Director Compensation

For our fiscal year ended July 31, 2011, our non-employee directors received annual cash compensation and stock option grants for their service as directors, as well as reimbursement for reasonable out-of-pocket expenses incurred in attending meetings of the Board and committees.

Cash Compensation. Our non-employee directors receive annual retainers, paid on a quarterly basis, for the director’s service in the amounts set forth below:

Non-Employee Director Annual Retainers
Chairman of the Board	$55,000
All Other Non-Employee Directors	$35,000

Committee Member Additional Annual Retainers
Audit Committee Chairman	$20,000
Audit Committee Member	$10,000
Compensation Committee Chairman	$12,000
Compensation Committee Member	$6,000
Nominating Committee Chairman	$8,000
Nominating Committee Member	$4,000

Stock Options. Equity awards to our directors are made under the Company’s 2009 Non-Employee Director Stock Option Plan (the “2009 Director Plan”), which is a formula plan that automatically awards stock options to our non-employee directors. Our non-employee directors are also eligible to receive stock options and other types of awards under the Company’s 2009 Stock Incentive Plan, but such awards are discretionary and we historically have not granted awards to our directors under our primary stock plans.

Under the 2009 Director Plan, our non-employee directors are automatically granted non-qualified stock options to purchase 9,000 shares of our common stock, which vest in equal annual installments over three years upon their initial election to the Board (an “initial grant”). Thereafter, on an annual basis immediately following each annual meeting of stockholders, each non-employee director is granted an option to purchase 3,000 shares of our common stock, which vests in the sooner of one year or the date of the next annual meeting of stockholders (an “annual grant”). These stock options are the only awards that may be granted to non-employee directors under the 2009 Director Plan.

Our Compensation Committee administers the 2009 Director Plan and, subject to certain restrictions contained in the plan, has the power to construe it and to adopt rules and regulations for the administration of the plan. Stock options under the 2009 Director Plan have a maximum ten year term and may not be granted with an exercise price less than the fair market value of the underlying shares of our common stock on the date of grant. Certain change in control transactions will cause awards granted under the 2009 Director Plan to vest at an accelerated rate unless the awards are assumed or substituted for in connection with the transaction.

The following table shows the fiscal 2011 compensation information for our directors who served during such period. Neither Mr. Smith, our President and Chief Executive Officer, nor Dr. Deshpande, our Chairman of the Board, received any compensation for their Board activities in fiscal 2011.

Non-Employee Director Compensation for Fiscal 2011

Name	Fees Earned or Paid in Cash (1) ($)	Option Awards (2) ($)	All Other Compensation ($)	Total ($)
Craig R. Benson (3)	51,000	27,610	—	78,610
Robert E. Donahue (4)	65,000	27,610	—	92,610
John W. Gerdelman (5)	65,000	27,610	—	92,610
Gururaj Deshpande (6)	—	—	—	—

(1)	Reflects amounts earned by our directors for their fiscal 2011 service on the Board and committees, regardless of when the amounts were paid.
(2)	Represents the aggregate grant date fair value, computed in accordance with ASC 718, of stock option awards made to our directors in fiscal 2011. Fair value was calculated using the Black-Scholes options pricing model. For a more detailed discussion of the valuation model and assumptions used to calculate the fair value of our stock options, please refer to “Share-Based Compensation” in Note 9 to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended July 31, 2011, except that, as required by SEC regulations, the amounts in the table above do not reflect any assumed forfeitures.
(3)	As of July 31, 2011, Mr. Benson held outstanding options to purchase 30,008 shares of our common stock.
(4)	As of July 31, 2011, Mr. Donahue held outstanding options to purchase 30,008 shares of our common stock.
(5)	As of July 31, 2011, Mr. Gerdelman held outstanding options to purchase 53,005 shares of our common stock.
(6)	Dr. Deshpande resigned as an employee of the Company effective August 1, 2007. Although as a non-employee director of the Company Dr. Deshpande was entitled to receive the cash and equity compensation set forth above, Dr. Deshpande elected to waive his right to receipt of such compensation for fiscal 2011.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s purpose is to assist the Board in its oversight of our financial accounting, reporting and internal controls. Management is responsible for the preparation, presentation and integrity of our consolidated financial statements, the selection of appropriate accounting and financial reporting principles, and for the maintenance of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board. The Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP our audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended July 31, 2011. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed pursuant to Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, which includes, among other items, matters related to the conduct of the audit of our consolidated financial statements.

The Audit Committee received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), and discussed with PricewaterhouseCoopers LLP its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for our fiscal year ended July 31, 2011 for filing with the Commission.

Respectfully submitted by the Audit Committee

Robert E. Donahue (Chairman)

Craig R. Benson

John W. Gerdelman

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of September 30, 2011, with respect to beneficial ownership of our common stock by: (i) each person who, to our knowledge, beneficially owned more than 5% of the shares of our common stock outstanding as of such date; (ii) each of our directors; (iii) our Chief Executive Officer, Chief Financial Officer and the three named executive officers identified in the Summary Compensation Table set forth above; and (iv) all directors and executive officers as a group.

For purposes of the following table, beneficial ownership is determined in accordance with the rules of the Commission. Except as otherwise noted in the footnotes below, we believe that each person or entity named in the table has sole voting and investment power with respect to all shares of its common stock shown as beneficially owned by them, subject to applicable community property laws. The percentage of shares of common stock outstanding is based on 28,743,008 shares of common stock outstanding as of September 30, 2011. In computing the number of shares beneficially owned by a person named in the following table and the percentage ownership of that person, shares of common stock that are subject to options held by that person that are currently exercisable or exercisable within 60 days of September 30, 2011 are deemed outstanding. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percentage of Outstanding
Gururaj Deshpande (2)	4,571,280	15.9
Daniel E. Smith (3)	3,750,039	13.0
Kevin J. Oye (4)	265,202	*
John B. Scully (5)	116,515	*
Alan R. Cormier (6)	38,435	*
Paul F. Brauneis (7)	109,460	*
Robert E. Donahue (8)	27,008	*
John W. Gerdelman (9)	52,303	*
Craig R. Benson (10)	27,008	*
Platyko Partners, LP (3)	2,112,500	7.3
Third Avenue Management LLC (11)	4,421,402	15.4
Manulife Financial Corporation (12)	1,506,933	5.2
Dimensional Fund Advisors LP (13)	1,878,636	6.5
Sparta Group MA LLC (2)	4,567,440	15.9
All executive officers and directors as a group (9 persons) (14)	8,957,251	31.2

*	Less than 1% of the total number of outstanding shares of common stock.
(1)	Except as otherwise noted, the address of each person is: c/o Sycamore Networks, Inc., 220 Mill Road, Chelmsford, Massachusetts 01824.
(2)	Includes 4,567,440 shares held by Sparta Group MA LLC and 3,840 shares held by the Gururaj Deshpande Grantor Retained Annuity Trust (the “Annuity Trust”). Dr. Deshpande and his wife, Jaishree Deshpande, serve as managers of Sparta Group LLC and share voting and investment power over the Sycamore shares held by Sparta Group LLC. Jaishree Deshpande serves as trustee of the Annuity Trust and exercises sole voting and investment power over the Sycamore shares held therein. Dr. Deshpande disclaims beneficial ownership of the shares held by the Annuity Trust.
(3)	Consists of 560,039 shares owned by Mr. Smith directly, 1,077,500 shares that Mr. Smith owns jointly with his wife, Elizabeth Riley, and 2,112,500 shares held by Platyko Partners, L.P., of which Mr. Smith and his wife serve as general partners.
(4)	Includes 265,043 shares issuable pursuant to options which are exercisable within 60 days of September 30, 2011.
(5)	Includes 116,515 shares issuable pursuant to options which are exercisable within 60 days of September 30, 2011.

(6)	Includes 38,415 shares issuable pursuant to options which are exercisable within 60 days of September 30, 2011.
(7)	Consists of 109,460 shares issuable pursuant to options which are exercisable within 60 days of September 30, 2011.
(8)	Consists of 27,008 shares issuable pursuant to options which are exercisable within 60 days of September 30, 2011.
(9)	Includes 50,055 shares issuable pursuant to options which are exercisable within 60 days of September 30, 2011.
(10)	Consists of 27,008 shares issuable pursuant to options which are exercisable within 60 days of September 30, 2011.
(11)

Based solely on a Schedule 13G filed on June 10, 2011, Third Avenue Management LLC (“Third Avenue”), as of May 31, 2011, was the beneficial owner of 4,421,402 shares of our common stock. The address of Third Avenue is 622 Third Avenue, 32nd Floor, New York, NY 10017.

(12)	Based solely on a Schedule 13G filed by Manulife Financial Corporation (“Manulife”) on February 11, 2011, Manulife, through its indirect, wholly-owned subsidiaries, Manulife Asset Management (North America) Limited and Manulife Asset Management (US) LLC, was the beneficial owner of 1,506,933 shares of our common stock as of December 31, 2010. The address of Manulife is 200 Bloor Street East, Toronto, Ontario, Canada M4W 1E5.
(13)	Based solely on an amended Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) on February 11, 2011, Dimensional, as of December 31, 2010, was the beneficial owner of 1,878,636 shares of our common stock. The address for Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(14)	Includes an aggregate of 633,504 shares issuable pursuant to options which are exercisable within 60 days of September 30, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our outstanding shares of common stock (collectively, “Reporting Persons”) to file with the Commission initial reports of ownership and reports of changes in ownership of our common stock. Such persons are required by regulations of the Commission to furnish us with copies of all such filings. Based on a review of the copies of such filings received by us with respect to the fiscal year ended July 31, 2011, we believe that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended July 31, 2011, except for each of Messrs. Benson, Gerdelman and Donahue who each failed to timely report one transaction required to be reported on Form 4 occurring in the fiscal year ended July 31, 2011. In addition, Mr. Gerdelman failed to timely report an additional transaction required to be reported on Form 4 which occurred in the fiscal year ended July 31, 2010.

STOCKHOLDER PROPOSALS AND NOMINATIONS

To be eligible for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2012 Annual Meeting of Stockholders, proposals of stockholders must be received at our principal executive offices not later than July 23, 2012 and must otherwise satisfy the conditions established by the Commission for stockholder proposals to be included in our proxy statement for that meeting. In accordance with our Amended and Restated By-Laws, proposals of stockholders intended for presentation at our 2012 Annual Meeting of Stockholders (but not intended to be included in the proxy statement for that meeting), as well as any stockholder recommendations for nominees to serve as directors of the Company, must be received no earlier than October 11, 2012 and no later than October 31, 2012. In order to curtail any controversy as to the date on which a proposal is received by us, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested, to the attention of our Corporate Secretary.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business which the Board intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or an adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Time, on January 10, 2012.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/scmr • Follow the steps outlined on the secured website.

Vote by telephone

•  Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•  Follow the instructions provided by the recorded message.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals —	The Board of Directors recommends a vote FOR the nominee listed and FOR Proposals 2 and 3, and of every THREE YEARS on Proposal 4 below.

1.	To elect the following nominee to the Board of Directors to serve for a three year term as a Class III Director and until his successor is elected and qualified.											+
		For	Withhold
	01 - Daniel E. Smith	☐	☐

				For	Against	Abstain			1 Year	2 Years	3 Years	Abstain
2.	Ratification of the selection of the firm of PricewaterhouseCoopers LLP as Sycamore’s independent registered public accounting firm for the fiscal year ending July 31, 2012.			☐	☐	☐	4.	Advisory vote regarding the frequency of future advisory votes on the compensation of Sycamore’s named executive officers.	☐	☐	☐	☐

3.	Advisory vote on Sycamore’s named executive officer compensation.			☐	☐	☐	5.	To transact such other business as may properly come before the meeting and any adjournment thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢

01E3OD

C 1234567890	J N T

1 U P X	1 2 3 9 2 4 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

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Your vote is important. Please vote immediately.

If you vote over the Internet or by telephone, please do not mail your card.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Sycamore Networks, Inc.

Proxy for Annual Meeting of Stockholders

January 10, 2012

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Daniel E. Smith and Alan R. Cormier, and each of them, proxies with full power of substitution, to vote all shares of stock of Sycamore Networks, Inc. (“Sycamore”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Tuesday, January 10, 2012 (the “Annual Meeting”) at 9:00 A.M., local time, at the Radisson Hotel, 10 Independence Drive, Chelmsford, Massachusetts 01824, and at any postponements and adjournments thereof, upon the matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated November 21, 2011, a copy of which has been made available to the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the Annual Meeting or any postponements thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE PROPOSALS IN ITEMS 1, 2 AND 3 AND FOR “THREE YEARS” FOR PROPOSAL 4.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE	SEE REVERSE SIDE

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